UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HARTE HANKS, INC.
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HARTE HANKS, INC.
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2016

As a stockholder of Harte Hanks, Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Harte Hanks’ 2016 annual meeting of stockholders. The annual meeting will be held at the company’s office at 3800 Horizon Boulevard, Suite 500, Trevose, Pennsylvania 19053, on Thursday, May 12, 2016, at 7:30 a.m. Eastern Time, for the following purposes:

1. To elect two Class II directors, each to serve until our 2019 annual meeting of stockholders, or until their successors are duly elected and qualified (or their earlier death, resignation or removal);

2. To ratify appointment of Deloitte & Touche LLP as Harte Hanks’ independent registered public accounting firm for 2016; and

3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 18, 2016, as the record date for determining stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Please note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the enclosed proxy statement.

The enclosed proxy statement and our Form 10-K for the year ended December 31, 2015 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.hartehanks.com, under the heading “Financials & Filings” in the “Investors” section of our website.  The proxy statement and our Form 10-K for the year ended December 31, 2015 are also available on our website at www.hartehanks.com in the “Financials & Filings” section of the “Investors” tab.  Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement and Form 10-K at http://viewproxy.com/Harte Hanks/2016/, which does not have “cookies” that identify or track visitors to the site.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Stockholders who receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment.  A stockholder’s election to receive proxy materials by email will remain in effect until terminated by them.

Most stockholders have a choice of submitting a proxy (i) online, (ii) by telephone, or (iii) by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

Your vote is important. We urge you to review the accompanying materials carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Robert L. R. Munden
Executive Vice President,
General Counsel & Secretary

San Antonio, Texas

April 11, 2016

PROXY STATEMENT TABLE OF CONTENTS

HARTE HANKS, INC.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2016

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harte Hanks, Inc. for use at our 2016 annual meeting.  In this proxy statement, references to “Harte Hanks,” the “company,” “we,” “us,” “our” and similar expressions refer to Harte Hanks, Inc., unless the context of a particular reference provides otherwise.  We refer to various websites in this proxy statement.  Neither the Harte Hanks website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

GENERAL INFORMATION

2016 Annual Meeting Date and Location

Our 2016 annual meeting of stockholders will be held on Thursday, May 12, 2016 at 7:30 a.m. (Eastern Time) at the company’s offices at 3800 Horizon Boulevard, Trevose, Pennsylvania 19053, or at such other time and place to which the meeting may be adjourned or postponed.  References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 11, 2016.

Important Notice Regarding Availability of Proxy Materials For Annual Meeting To Be Held On May 12, 2016

We are mailing all stockholders this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Annual Report”).  The proxy statement and our Annual Report are also available on our website at www.hartehanks.com, under “Annual Reports and Proxies” in the “Financials & Filings” section of the “Investors” tab.  Additionally, and in accordance with SEC rules, you may access our proxy statement and Annual Report at http://viewproxy.com/Harte Hanks/2016/, which does not have “cookies” that identify or track visitors to the site.

Any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates that election.

Stockholders Sharing an Address

Registered Stockholders — Each registered stockholder (you are a registered stockholder if you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one copy of the Notice per account even if at the same address.

Street-name Stockholders — Most banks and brokers are delivering only one copy of the Notice to consenting street-name stockholders (you are a street-name stockholder if you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address.  This procedure reduces our printing and distribution costs.  Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee, or (if offered) by checking the appropriate box on the voting instruction card sent to them.  Similarly, most street-name stockholders who are receiving multiple copies of the Notice at a single address may request that only a single Notice be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank, broker or other nominee.

Voting

Stockholders Entitled to Vote

The record date for determining the common stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof was the close of business on March 18, 2016, at which time we had issued and outstanding 62,179,385 shares of common stock, which were held by approximately 2,000 holders of record.  Please refer to “Security Ownership of Management and Principal Stockholders” for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section.  Record date stockholders are entitled to one vote for each share of common stock owned as of the record date.  For a period of at least ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours at our corporate headquarters located at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.

Voting of Proxies By Management Proxy Holders

The Board has appointed Messrs. Carlos M. Alvarado (Vice President, Finance & Controller), Robert L. R. Munden (Senior Vice President, General Counsel & Secretary) and Douglas C. Shepard (Executive Vice President and Chief Financial Officer), each with full powers of substitution and resubstitution, as the management proxy holders for the annual meeting.  Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or online, as applicable.  For stockholders who have their shares voted by duly submitting a proxy online, by mail or telephone, the management proxy holders will vote all shares represented by such valid proxies as specified by such holder, and if not specified, in accordance with the Board’s recommendations:

•      Proposal I (Election of Directors) — FOR the election of each of the persons named under “Proposal I—Election of Directors” as nominees for election as Class II directors; and

•      Proposal II (Ratification of the Appointment of Independent Registered Public Accounting Firm) — FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (independent auditors) for fiscal 2016.

As of the date of printing of this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting.  Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their discretion.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of holders of a majority of the shares of stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the annual meeting.  Each vote represented at the meeting in person or by proxy will be counted toward a quorum.  Abstentions and broker “non-votes” (which are described below) are counted as present at the annual meeting for purposes of determining whether a quorum is present.  If a quorum is not present, the meeting may be adjourned or postponed from time to time until a quorum is obtained.

Under the current rules of the New York Stock Exchange (NYSE), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted.  There are also non-discretionary matters for which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer.  When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results.  Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.  Brokers will not have discretionary authority in the absence of timely instructions from their customers for proposal I, but brokers will have discretionary authority in the absence of timely instructions from their customers for proposal II.

•      Proposal I (Election of Directors) — To be elected, each nominee for election as a Class II director must receive the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy.  Votes may be cast in favor of or withheld from the election of each nominee.  Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors.

•      Proposal II (Ratification of the Appointment of Independent Registered Public Accounting Firm) — Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (independent auditors) for fiscal 2016 requires the affirmative vote of the majority of the votes cast at the annual meeting in person or by proxy.  Broker non-votes and abstentions will not be counted in determining the number of votes cast and will have no effect on the approval of this proposal.

Submission of Proposal II for ratification by the stockholders is not legally required.  However, the Board and its Audit Committee believe that such submission is an opportunity for stockholders to provide feedback to the Board and its Audit Committee on an important issue of corporate governance.  If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.  The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of Deloitte & Touche LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

Voting Procedures

Registered Stockholders — Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•      By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•      By Telephone.  You may submit a proxy by telephone using the toll-free number listed on the proxy card.  Please have your proxy card in hand when you call.  Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•      Online.  You may submit a proxy online using the website listed on the proxy card.  Please have your proxy card in hand when you log onto the website.  Online voting facilities will close and no longer be available on the date and time specified on the proxy card.

•      In Person.  You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Street-name Stockholders — Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•      By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•      By Methods Listed on Proxy Card.  Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or online, following the instructions on the proxy card or other information provided by the record holder.

•      In Person with a “Legal” Proxy from the Record Holder.  A street-name stockholder who wishes to vote in person at the meeting will need to obtain a “legal” proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a “legal” proxy in order to vote in person at the annual meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the annual meeting by:

•      timely delivery of a valid, later-dated executed proxy card;

•      timely submitting a proxy with new voting instructions using the telephone or online voting system;

•      voting in person at the meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; or

•      filing an instrument of revocation received by the Secretary of Harte Hanks, Inc. at 3800 Horizon Boulevard, Suite 500, Trevose, Pennsylvania 19053, by 4:00 p.m., Eastern Time, on Wednesday, May 11, 2016.

Your latest dated proxy card or telephone or internet proxy will be the one that is counted.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Harte Hanks common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.  No cameras, recording equipment, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies by our Board.  In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.  We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

A copy of our Annual Report, including the financial statements and the financial statement schedules, if any, but not including exhibits, will also be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Harte Hanks, Inc., Attn:  Secretary, 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.  Our Annual Report and the exhibits filed with it are also available on our website, www.hartehanks.com in the “Financials & Filings” section of the “Investors” tab.  Our Annual Report and the exhibits filed with it do not constitute a part of the proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.  As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to 2015, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied on a timely basis.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our current directors and executive officers at March 18, 2016:

Name	Age	Position
Stephen E. Carley	63	Director and Nominee (Class II)
David L. Copeland	60	Director (Class I)
William F. Farley	72	Director and Nominee (Class II)
Christopher M. Harte	68	Director (Class I); Chairman of the Board
Scott C. Key	57	Director (Class I)
Judy C. Odom	63	Director (Class III)
Karen A. Puckett	55	Director (Class III) ; President & CEO
Carlos M. Alvarado	42	Vice President, Finance & Controller
Americo J. Carbone	61	Senior Vice President, Operations
Philip J. Galati	51	Senior Vice President & CEO, Trillium Software
Frank M. Grillo	50	Senior Vice President & Chief Marketing Officer
Andrew P. Harrison	44	Senior Vice President, Customer Experience Support & CHRO
Shirish R. Lal	49	Executive Vice President, COO & CTO
Robert L. R. Munden	47	Senior Vice President, General Counsel & Secretary
Douglas C. Shepard	48	Executive Vice President & CFO
Joseph A. Voica	55	Senior Vice President, Sales

Class II directors are to be elected at our 2016 annual meeting, and Stephen E. Carley and William F. Farley are nominees for election.  The term of Class I directors expires at the 2018 annual meeting of stockholders, and the term of Class III directors expires at the 2017 annual meeting of stockholders.

Stephen E. Carley joined Harte Hanks as a director on March 17, 2013. Mr. Carley currently serves as the Chief Executive Officer, and as a director, of Red Robin Gourmet Burgers, Inc., a casual dining restaurant chain.  Prior to joining Red Robin, Mr. Carley served from April 2001 to August 2010 as the Chief Executive Officer of El Pollo Loco, Inc., a privately held restaurant company. Prior to his service at El Pollo Loco, Mr. Carley served in various management positions with several companies, including, PhotoPoint Corp., Universal City Hollywood, PepsiCo, Inc., and the Taco Bell Group.

We believe that Mr. Carley brings to the board of directors, among his other skills and qualifications, extensive retail and consumer-focused industry experience and valuable executive leadership, which he has gained as a chief executive officer of a corporation with significant, large-scale operations.  In addition, he has extensive knowledge and understanding of marketing from a retail perspective, which should prove valuable for our company given the number of our retail-based clients.

David L. Copeland  has served as a director of Harte Hanks since 1996.  He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980, and currently serves as its President.  Since 1998, he has served as a director of First Financial Bankshares, Inc., a financial holding company.  Currently, he serves on the executive and nominating committees and is also the audit committee chairman of First Financial Bankshares.

We believe that Mr. Copeland’s qualifications for our board include his experience serving on various committees for a publicly traded financial holding company.  We also believe he offers us extensive knowledge of financial instruments, financial and economic trends and accounting expertise from serving as president of SIPCO, Inc. and on the audit committee of First Financial Bankshares.  Mr. Copeland, a certified public accountant and a chartered financial analyst, qualifies as a financial expert on our audit committee.

William F. Farley has served as a director of Harte Hanks since 2003.  Currently, he is a Principal with Livingston Capital, a private investment business he started in 2002.  Since 2005, he has served on the board of trustees for Blue Cross Blue Shield of Minnesota and is a member of its technology committee business development committee and the chair of its investment committee.  He served as Chairman and Chief Executive Officer of Science, Inc., a medical device company, from 2000 to 2002. He also served as Chairman and Chief Executive Officer of Kinnard Investments, a financial services holding company, from 1997 to 2000.  From 1990 to 1996, he served as Vice Chairman of U.S. Bancorp, a financial services holding company.

We believe that Mr. Farley’s qualifications for our board include his extensive leadership experience at various financial institutions serving in roles as chairman and chief executive officer.  We believe he provides important perspectives on financial markets, complex securities and financial and economic trends, as well as a broad prospective on corporate governance and risk management issues facing businesses today. Mr. Farley qualifies as a financial expert on our audit committee.

Christopher M. Harte has served as a director of Harte Hanks since 1993.  Serving as our Chairman since July 1, 2013, he is also a private investor.  He was Chairman and publisher of the Minneapolis Star Tribune from March 2007 through September 2009.  The Minneapolis Star Tribune entered bankruptcy in January 2009 and emerged from bankruptcy in September 2009. He had previously been President and publisher of Knight-Ridder newspapers in State College, Pennsylvania and Akron, Ohio, and later President of the newspaper in Portland, Maine. He was a director of Geokinetics, Inc. (from 1997 to 2013) and Crown Resources Corporation (from 2002 until its merger with Kinross Gold Corporation in 2006).

We believe that Mr. Harte’s qualifications for our board include his extensive experience in managing, investing in and serving on the board of directors of a number of communications and other public and private companies.  He offers the perspective of a seasoned board member, having served on our board of directors through several major transitions, both when the company was private as well as after its most recent public offering.

Scott C. Key joined the Harte Hanks board on March 17, 2013.  Through June 2015, Mr. Key served as President and Chief Executive Officer of IHS, Inc.  Mr. Key also served on IHS’ board of directors.  Mr. Key joined IHS in 2003, and served in a variety of roles of progressively greater responsibility, most recently as IHS’ Chief Operating Officer (in 2011), Senior Vice President, Global Products and Services (in 2010) and President and Chief Operating Officer of IHS Global Insight (September 2008 – December 2009).  From 2007-2008, he served as President and Chief Operating Officer of IHS Jane’s and chairman of IHS Fairplay, and led an integrated sales team on a global basis.  From 2003-2007, he served as IHS Senior Vice President of Corporate Strategy and Marketing, and led Energy Strategy, Products, Marketing and Software Development.

We believe Mr. Key’s extensive experience in global data- and analytics-intensive businesses brings a keen perspective as our company continues to develop more and different data-driven marketing offerings for our clients.  In addition, his recent service as Chief Executive Officer of a fast growing company will provide a valuable perspective on our board as we deploy our new strategy.

Judy C. Odom has served as a director of Harte Hanks since 2003.  Since November 2002, Ms. Odom has served on the board of directors of Leggett & Platt, Incorporated, a diversified manufacturing company, where she also serves as a member of its compensation committee. In March 2014, Ms. Odom joined the board of directors of Sabre Corporation, a leading technology solutions provider to the global travel and tourism industry; she also serves as the chair of Sabre’s Audit Committee.  From 1985 until 2002, she held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983.  Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

We believe that Ms. Odom’s qualifications to serve on our board include her board service with several companies allowing her to offer a broad leadership perspective on strategic and operating issues facing companies today.  Her experience co-founding Software Spectrum, growing it to a large public company before selling it to another public company and serving as board chair provides the insight and perspective of a successful entrepreneur and long-serving chief executive officer with international operating experience. As a partner in an international accounting firm she supervised audits of many companies in various industries.

Karen A. Puckett has served as a director of Harte Hanks since 2009, and was appointed its CEO in September 2015.  Ms. Puckett served in several executive positions with CenturyLink, Inc. and its predecessor companies for over ten years until her departure in June 2015, most recently as its President of Global Markets and Chief Operating Officer.  CenturyLink is the third largest telecom communications company in the U.S. and a leader in network services as well as a global leader in cloud infrastructure and hosted IT solutions for enterprise customers.  CenturyLink provides data voice and managed services in local, national and select international markets.  Ms. Puckett also serves as a director (and member of the finance and personnel committees) of Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations.

We believe that Ms. Puckett’s qualifications for our board include her essential perspective as our current CEO, and her extensive prior leadership and operating experience at CenturyLink.  We believe her involvement in the transformation and expansion of CenturyLink will provide the board with key insights on all aspects of challenging and rapidly-changing business situations.

Carlos M. Alvarado has served as the Vice President, Finance and Controller since June 2013. Prior to joining Harte Hanks, he was Director of Accounting for Visionworks of America, Inc., a subsidiary of Highmark’s vision holding company, HVHC Inc.  Prior to joining HVHC, Mr. Alvarado spent six years in public accounting with Ernst & Young and Arthur Andersen, and two years at a retail grocery company.

Americo J. Carbone joined Harte Hanks in April 2014 and served as the leader of Operations for our Customer Interaction Division.  From January 2013 to April 2014, he served as the Chief Financial Officer of Lieberman Research Worldwide, and from January 2012 to January 2013 was an independent consultant in the market research industry.  From August 2010 to January 2012, he was CFO North America for Synovate, Inc. and from October 2003 to August 2010 was CFO Americas for Synovate, Inc.  Mr. Carbone’s employment was terminated effective March 31, 2016.

Philip J. Galati joined the company in May 2014 and serves as the President and CEO of our Trillium Software business.  Prior to his role at Trillium Software, Mr. Galati served as Executive Director, Cloud Solutions for IBM from October 2010 to January 2014.  Prior to its acquisition by IBM, Mr. Galati was Senior Vice President of Global Services for Sterling Commerce Software from 2007 until September 2010.  Mr. Galati’s employment was terminated April 1, 2016.

Frank M. Grillo was appointed our Senior Vice President & Chief Marketing Officer in October of 2015.  Mr. Grillo previously worked for CenturyLink, Inc. as a vice president of business marketing (beginning April 2012). Prior to CenturyLink, Mr. Grillo served in a variety of executive sales, operations and marketing roles for Cypress Communications (from September 2005 to January 2012) and Trinsic Communications (from March 2003 to August 2005).

Andrew P. Harrison is our Senior Vice President and Chief Human Resources Officer.  Mr. Harrison also leads our Customer Experience Support business within our Customer Interaction Division, which supports our customers using a network of contact centers spanning three continents.  These centers provide inbound and outbound multi-channel support services for industry leaders in mobile devices, tech, professional services, retail, consumer, streaming entertainment, energy, pharma and healthcare. Mr. Harrison has worked in a variety of human resources and operational management and leadership roles for Harte Hanks for over 20 years.

Shirish R. Lal became our Executive Vice President, Chief Operating Officer & Chief Technology officer on March 14, 2016.  Mr. Lal joined the company after working 11 years at CenturyLink, Inc. in a variety of positions of increasing responsibility within the marketing function, most recently serving as CenturyLink’s chief marketing officer.

Robert L. R. Munden joined the company in April 2010 as our Senior Vice President, General Counsel and Secretary.  From April 2005 through March 2010, Mr. Munden served as Vice President and Corporate Counsel of Safeguard Scientifics, Inc.  From June 2002 through April 2005, he served as Corporate Counsel, North America for Taylor Nelson Sofres, a market research company (now a division of WPP PLC).  Prior to that, Mr. Munden served as General Counsel to an online marketing and database services firm, as an associate with a corporate law firm and as an armor and cavalry officer in the U.S. Army.

Douglas C. Shepard has served as our Executive Vice President and Chief Financial Officer since December 2007, and he served as our CEO on an interim basis from July 2015 to September 2015. From September 2006 to December 2007, he served as Chief Financial Officer and Treasurer of Highmark’s vision holding company, HVHC Inc. From November 2004 to December 2007, he served Eye Care Centers of America, Inc., as its Executive Vice President, Chief Financial Officer, Treasurer and Secretary, and for over seven years prior to that as Vice President of Finance and Controller.  Prior to his employment with ECCA, Mr. Shepard served at a publicly traded restaurant company and at Deloitte & Touche, LLP.

Joseph A. Voica joined the company in October 2014 and serves as our Senior Vice President, Sales for our Customer Interaction Division.  From May 2011 until August 2014 he served as Senior Vice President Global Sales, Pricing and Delivery for MasterCard Worldwide Advisors.  From July 2006 until May 2011 he served as Vice President of Sales of Experian.  Prior to that time Mr. Voica worked as a Senior Executive for several private venture-backed companies.

CORPORATE GOVERNANCE

We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. During the past year, we continued to review our corporate governance policies and practices, the applicable federal securities laws regarding corporate governance, and the corporate governance standards of the NYSE, the stock exchange on which our common stock is listed. This review is part of our continuing effort to enhance our corporate governance and to communicate our governance policies to stockholders and other interested parties.

You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (“Governance Committee”), as well as our Corporate Governance Principles, Business Conduct Policy, Code of Ethics and certain other policies and procedures on our website at www.hartehanks.com under the “Corporate Governance” section of our “Investors” tab.  Additionally, stockholders can request copies of any of these documents free of charge by writing to the following address:

Harte Hanks, Inc. (Attention: Secretary)

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

From time to time, these governance documents may be revised in response to changing regulatory requirements, our evaluation of evolving best practices and industry norms and input from our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board elects the Chief Executive Officer (CEO) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance. The Board, with the assistance of the Compensation Committee, also assists in planning for the succession of the CEO and certain other key positions. In addition, the Board oversees the conduct of our business and strategic plans to evaluate whether the business is being properly managed, and reviews and approves our financial objectives and major corporate plans and actions.  Through the Audit Committee, the Board reviews and approves significant changes in the appropriate auditing and accounting principles and practices, provides oversight of internal and external audit processes, financial reporting and internal controls.

The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met ten times (with no director missing any meeting) and acted by unanimous written consent twice during 2015.  In addition, in 2015 each director participated in at least 75% of the meetings of the Board committee(s) of which he or she was a member.

The Board has separately designated standing Audit, Compensation and Governance Committees. The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Committee
Director	Independent (1)	Audit	Compensation	Governance
Stephen E. Carley	Yes		Member	Member
David L. Copeland	Yes	Member (2)	Chair
William F. Farley	Yes	Chair (2)		Member
Christopher M. Harte	Yes
Scott C. Key	Yes	Member
Judy C. Odom	Yes		Member	Chair
Karen A. Puckett	No		Member

Number of 2015 Meetings		9	9	4

Number of 2015 Written Consents		0	1	0

______________________

(1)                  The Board has determined that the director is independent.

(2)                  The Board has determined that such director is an audit committee financial expert.

In accordance with our Corporate Governance Principles the Governance Committee and Board considered the membership of the committees and the tenure of members’ service on them.  In light of the many changes made to the committee composition (including the rotation of each committee chair) during 2013 and 2014, the Board only made one change to the composition of committees, with Mr. Key replacing Mr. Harte on the Audit Committee in May.

A brief description of the principal functions of each of the Board’s three standing committees follows. The Board retains the right to exercise the powers of any committee to the extent consistent with applicable rules and regulations, and may do so from time to time. For additional information, please refer to the committee charters that are available on our website at www.hartehanks.com under the “Corporate Governance” section of our “Investors” tab.

•      Audit Committee — The primary function of the Audit Committee is to assist the Board in fulfilling its oversight of (1) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) the qualifications and independence of our independent auditors, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements.

•      Compensation Committee — The primary functions of the Compensation Committee are to (1) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (2) review and recommend to the Board (as directed by the Board) non-CEO officer compensation, incentive-compensation plans and equity-based plans, and (3) review and discuss with management the company’s “Compensation Discussion and Analysis” and produce a committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

•      Governance Committee — The primary functions of the Governance Committee are to (1) develop, recommend to the Board, implement and maintain our company’s corporate governance principles and policies, (2) identify, screen and recruit, consistent with criteria approved by the Board, qualified individuals to become Board members, (3) recommend that the Board select the director nominees for the next annual meeting of stockholders, (4) assist the Board in determining the appropriate size, function, operation and composition of the Board and its committees, and (5) oversee the evaluation of the Board and management.

Director Nomination Process

The Governance Committee is responsible for managing the process for the nomination of new directors.  The Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from current Board members, our management, stockholders or contacts in communities served by Harte Hanks, or by conducting a formal search using an outside search firm selected and engaged by the Governance Committee.

Following the identification of a potential director nominee, the Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to whether the individual would be considered independent under NYSE and SEC rules and whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and Compensation Committees of the Board. The Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including the characteristics of independence, diversity, age, skills, background and experience, financial acumen, availability of service to Harte Hanks, tenure of incumbent directors on the Board and the Board’s anticipated needs.  Candidates should also have the skills and fortitude to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future and profitable growth of the company.  The Governance Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender and age, and considers issues of diversity and background in determining the appropriate composition of the Board and identifying director nominees.  However, the company does not have a formal policy concerning diversity considerations, nor any formal means of assessing the efficacy of its diversity consideration.

The Governance Committee will consider potential nominees recommended by our stockholders taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Governance Committee in care of our Secretary at Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.  Our by-laws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2017 Annual Meeting” and in our by-laws.

Assuming a satisfactory conclusion to the Governance Committee’s review and evaluation process, the Governance Committee presents the candidate’s name to the Board for nomination for election as a director and, if applicable, inclusion in our proxy statement.

Independence of Directors

Questionnaires are used on an annual basis (or when a new director is added) to gather input to assist the Governance Committee and the Board in their determinations of the independence of the non-employee directors.  Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Governance Committee presented its findings to the Board on the independence of (1) Stephen E. Carley, (2) David L. Copeland, (3) William F. Farley, (4) Christopher M. Harte, (5) Scott C. Key and (6) Judy C. Odom, in each case in accordance with applicable federal securities laws and the rules of the NYSE.  The Board determined that, other than in their capacity as directors, none of these non-employee directors had a material relationship with Harte Hanks, either directly or as a partner, stockholder or officer of an organization that has a relationship with Harte Hanks.  The Board further determined that (i) each such non-employee director is otherwise independent under applicable NYSE listing standards for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, (ii) each such non-employee director satisfies the additional audit committee independence standards under Rule 10A-3 of the SEC and (iii) for purposes of serving on the Audit Committee, each such non-employee director is financially literate and, where applicable, certain of such directors are “audit committee financial experts” as such term is defined in the applicable SEC rules.

When assessing the materiality of a director’s relationship with us, if any, the Board considers all known relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. In making its most recent independence determinations, the Board considered the following matters with respect to Messrs. Copeland and Key and Ms. Puckett and determined that they do not constitute material relationships with Harte Hanks or otherwise impair their independence as members of the Board or any of its committees, including the Audit Committee:

•                   As previously disclosed in our 2015 proxy statement, Mr. Copeland’s son is a member of the transaction services group of KPMG LLP, the independent registered public accounting firm we used in 2015 and prior fiscal years. This issue was previously reviewed and discussed by the Board in connection with assessing the continued independence of Mr. Copeland. This review process included discussing with KPMG the nature of its transaction services group and whether there was any relation to KPMG’s audit or tax compliance groups.  As a result of this diligence and discussions with KPMG, it was determined that KPMG’s transaction services group is a separate and distinct group from KPMG’s audit and tax compliance practice groups.  Accordingly, based on the nature of the services provided by the transaction services group and the fact that Harte Hanks has not purchased such transaction services from KPMG, this matter was not deemed to constitute a material relationship with Harte Hanks.  We have selected Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

•                   As disclosed in our 2015 proxy statement and further in this proxy statement, in accordance with SEC rules, Mr. Copeland has reported, but disclaimed, “beneficial ownership” of approximately 8.7% of our outstanding shares of our common stock that are owned by (1) various trusts for which Mr. Copeland serves as trustee or co-trustee, (2) a limited partnership of which he is an officer of the general partner, and (3) the Shelton Family Foundation, of which he is one of nine directors and an employee.  Based on the nature of Mr. Copeland’s role with these entities, his absence of any pecuniary interest in these shares and his disclaimer of any beneficial ownership in these shares, this matter is not deemed to constitute a material relationship with Harte Hanks.

•                   As previously disclosed in our 2015 proxy statement, Ms. Puckett served as an executive officer of CenturyLink, Inc. when she was a director (prior to her appointment as our President & CEO).  CenturyLink is both a client and a vendor of the company.  In 2015, CenturyLink purchased or licensed approximately $1.0 million of software, data and services from our Trillium Software and Customer Interaction Divisions, and we purchased approximately $0.7 million of telecommunications services from CenturyLink, all in the ordinary course of business.  Ms. Puckett is not compensated directly or indirectly as a result of these transactions other than that the company’s payments to CenturyLink add to the overall revenue of CenturyLink.  Moreover, Ms. Puckett did not actively participate in negotiating or consummating the terms of the applicable transactions between the company and CenturyLink and did not have any direct or indirect material interest in such transactions.

Board Leadership Structure

In 2015, our Board composition changed only in that Mr. Philpott, our former Director, President and CEO, left the company and Ms. Puckett (who was already serving as a director) was appointed President and CEO.  As her appointment as CEO disqualified her independent status, she resigned from our Compensation Committee at the time of her appointment.  The independent members of the Board meet in executive session outside the presence of our sole management director at every regular meeting of the Board, and as-needed at special meetings.  We believe having a substantial majority of independent, experienced directors comprising our Board benefits the company and its stockholders by providing strong oversight and advice on the issues facing the company.

Board leadership structures should vary for companies depending on their circumstances.  Although as part of our Lead Director Policy (see below) we regularly evaluate whether to combine or separate the roles of CEO and Chairman, having separated these roles with the retirement of our previous Chairman, the Board determined that maintaining this structure remained the best for the company.  The Board believes that this leadership structure will allow our CEO the time and resources to focus on leading the company in our new corporate strategy and through the changes to our business that are and will be required by our declining financial performance.  Our board and stockholders likewise benefit from the continuity provided by an independent Chairman who is very familiar with the company from his long service on our board.  Mr. Harte, our Chairman, leads the Board and its activities, and is responsible for the effective operation of the Board and its responsiveness to stockholders.

The board still maintains a Lead Director Policy, which provides that:

•      the Board shall conduct an annual evaluation of whether to combine (or continue combining, as the case may be) the roles of Chairman of the Board and CEO, with a view to ensuring significant independent oversight of management;

•      when the Chairman of the Board is also the CEO, the independent members of the Board shall elect one of the independent Directors to serve as Lead Director, such director to serve in such role for a one-year term;

•      at each regular meeting of the Board, the independent directors shall meet in executive session; and

•      the Lead Director shall have the following powers and duties (1) presiding over all meetings of the Board at which the Chairman of Board is not present, (2) presiding over executive sessions of independent and/or non-management directors, (3) calling meetings of the independent directors, and (4) serving as a liaison between the Chairman of the Board and the independent directors if so requested.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Harte Hanks and its stockholders. Our corporate governance guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Executive Sessions

Our Corporate Governance Principles provide that the non-management members of the Board will hold regular executive sessions in connection with regular Board meetings to consider issues that they may determine from time to time without the presence of any member of management.  If the Chairman of the Board is not a member of management, the Chairman will chair each such session and report any material issues to the full Board.  If the Chairman is a member of management, the Lead Director serves as the chairman of the executive sessions.  If the non-management directors include directors who are not “independent” under applicable NYSE and SEC rules, then the independent directors will hold an executive session at least once a year.  The Chairman of the Board, if an independent director, will chair each such session and report any material issues to the full Board.  If the Chairman is not an independent director, the Lead Director serves as the chairman of such sessions.

Risk Oversight

Our Board is responsible for overseeing the risk management process.  The Board focuses on our general risk management strategy and the most significant risks we face (such as information security and data protection), and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

In performing the risk management process, the Board reviews with management (1) our policies with respect to risk assessment and management of risks that may be material to us, (2) our system of disclosure controls and system of internal controls over financial reporting, and (3) our compliance with legal and regulatory requirements.  The Board also reviews major legislative and regulatory developments that could materially impact our contingent liabilities and risks.  Our other Board committees also consider and address risk as they perform their respective committee responsibilities.  For example, our Compensation Committee evaluates the risks associated with our compensation plans and policies, and our

Audit Committee monitors risks relating to our financial controls and reporting.  All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.  The leadership structure of our Board described above in the “Board Leadership Structure” section also ensures that management is properly overseen by independent directors.

Management is responsible for day-to-day risk management.  Our finance, treasury, general counsel and internal audit functions serve as the primary monitoring and testing groups for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business.  This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operational levels, as well as compliance and reporting.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the company and that our Board leadership structure supports this approach.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that David L. Copeland, William F. Farley and Scott C. Key, the current members of the Audit Committee, are each financially literate as interpreted by the Board in its business judgment based on applicable NYSE rules, and that Messrs. Copeland and Farley each further qualifies as an audit committee financial expert, as such term is defined in applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of our Board is or has been an officer or employee of the company.  As previously mentioned, Ms. Puckett resigned from the Compensation Committee when she became our CEO, and she did not participate in parts of meetings where the Compensation Committee considered her employment and compensation.  All members of the Compensation Committee participate in decisions related to compensation of our executive officers.  No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board, Board committees or individual directors, including the Chairman and chair of any Board committee.

Stockholders and other interested parties may communicate by writing to:  Board of Directors – Stockholder Communication, Harte Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216.  Our independent directors have instructed the Chair of the Governance Committee to collect and distribute all such communications to the intended recipient(s), assuming she reasonably determines in good faith that such communications do not relate to an improper or irrelevant topic.

Concerns about accounting or auditing matters may be forwarded on a confidential or anonymous basis to the Audit Committee by writing to:  Audit Committee, Harte Hanks, Inc., 9601 McAllister Freeway, Mail Box 8, San Antonio, Texas 78216, in an envelope labeled “To be opened by the Audit Committee only.  Submitted pursuant to Audit Committee’s whistleblower policy.” These complaints will be reviewed and addressed under the direction of the Audit Committee.

Items unrelated to the duties and responsibilities of the Board, such as mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, will not be forwarded.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend.  All directors attended the 2015 annual meeting of stockholders.

Policies on Business Conduct and Ethics

We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Business Conduct Policy that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with employees, customers, suppliers, competitors, government representatives, and all other business associates. In addition, we have adopted a Code of Ethics applicable to our CEO and all of our senior financial officers. The Business Conduct Policy and Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments.  The Business Conduct Policy forbids employees and directors from engaging in hedging activities with respect to our securities.

Both our Business Conduct Policy and our Code of Ethics are available on our website at www.hartehanks.com, under the “Corporate Governance” section of our “Investors” tab.  In accordance with NYSE and SEC rules, we intend to disclose any future amendments to our Code of Ethics, or waivers from our Code of Ethics for our CEO, Chief Financial Officer (“CFO”) and Controller, by posting such information on our website (www.hartehanks.com) within the time period required by applicable SEC and NYSE rules.

Certain Relationships and Related Transactions

The Board has adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Harte Hanks is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. As set forth in the Governance Committee’s charter, except for matters delegated by the Board to the Audit Committee, all proposed related transactions and conflicts of interest should be presented to the Governance Committee for its consideration. If required by law, NYSE rules or SEC regulations, such transactions must obtain Governance Committee approval. In reviewing any such transactions and potential transactions, the Governance Committee may take into account a variety of factors that it deems appropriate, which may include, for example, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, any affiliate transaction restrictions that may be included in our debt agreements, any impact on the Board’s evaluation of a non-employee director’s independence or on such director’s eligibility to serve on one of the Board’s committees and any required public disclosures by Harte Hanks.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law.  These documents also contain provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Harte Hanks that mirror Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation also states that Harte Hanks has the power to purchase and maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of Harte Hanks or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.  We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our CEO and CFO have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2015.  In addition, our CEO most recently submitted an annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on June 9, 2015.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned by (1) our “named executive officers” included in the Summary Compensation Table below, (2) each current Harte Hanks director and director nominee, (3) each person known by Harte Hanks to beneficially own more than 5% of the outstanding shares of our common stock, and (4) all current Harte Hanks directors and executive officers as a group. Except as otherwise noted, (a) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (b) ownership is as of March 18, 2016, when 62,179,385 shares of our common stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
Named Executive Officers
Karen A. Puckett	258,920	*
Douglas C. Shepard (2)	594,221	*
Philip J. Galati (3)	59,555	*
Andrew P. Harrison (4)	169,397	*
Robert L. R. Munden (5)	235,027	*
Robert A. Philpott	138,186	*

Directors
Stephen E. Carley	36,464	*
David L. Copeland (6)	5,429,043	8.7%
William F. Farley (7)	114,530	*
Christopher M. Harte (8)	1,069,081	1.7%
Scott C. Key	51,426	*
Judy C. Odom	77,302	*
Karen A. Puckett	258,920	*

Other Known 5% Holders
BlackRock, Inc. (including subsidiaries) (9)	7,044,265	11.3%
Houston H. Harte (10)	6,608,579	10.6%
Dimensional Fund Advisors, Inc. (11)	4,625,810	7.4%

All Current Executive Officers and Directors as a Group (16 persons) (12)	8,348,894	13.4%

______________________

*	Less than 1%.

(1)

The address of (a) BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022, (b) Houston H. Harte is P.O. Box 17424, San Antonio, TX 78217, (c) Dimensional Fund Advisors, Inc. is 6300 Bee Cave Road, Building One, Austin, TX 78746, and (d) each other beneficial owner is c/o Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, TX 78216.

(2)	Includes 385,720 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(3)	Includes 29,990 shares that may be acquired upon the exercise of options exercisable within the next 60 days; Mr. Galati’s employment was terminated on April 1, 2016.

(4)	Includes 105,016 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(5)	Includes 160,016 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(6)

Includes the following shares to which Mr. Copeland disclaims beneficial ownership: (a) 68,000 shares held as custodian for unrelated minors, (b) 1,961,721 shares that are owned by various trusts for which he serves as trustee or co-trustee, (c) 200,500 shares held by a limited partnership of which he is sole manager of the general partner, and (d) 3,062,465 shares owned by the Shelton Family Foundation, of which he is one of nine directors and an employee.

(7)

Includes (i) 124 shares owned indirectly by Mr. Farley via a trust in which his spouse is a beneficiary, as to which beneficial ownership is disclaimed, and (ii) 81,448 shares held in a trust for which Mr. Farley is a beneficiary.

(8)

Includes 768,939 shares held by Spicewood Family Partners, Ltd., of which he is the sole member and manager of the limited liability company that is the sole general partner, with exclusive voting and dispositive power over all the partnership’s shares, and the following shares to which he disclaims beneficial ownership: (a) 300 shares held as custodian for Mr. Harte’s step-children and child, (b) 58,850 shares held by trusts for which Mr. Harte serves as trustee, and (c) 120,001 shares held by other trusts for which Mr. Harte serves as a co-trustee.

(9)

Represents shares held by investment advisory clients of BlackRock, Inc.’s (“BlackRock”) investment advisory subsidiaries: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited,

BlackRock Investment Management, LLC and BlackRock Japan Co Ltd. Of the foregoing, only BlackRock Fund Advisors owns more than 5.0% of the class. BlackRock has sole dispositive power over all such shares, and sole voting power over 6,766,965 such shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G/A, filed with the SEC on January 8, 2016.

(10)	All such shares are held in a trust for which Mr. Harte and his wife are co-trustees and beneficiaries.

(11)

Represents shares held by investment advisory clients of Dimensional Fund Advisors LP (“Dimensional”) for whom Dimensional serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries possess sole voting power over 4,491,333 such shares and sole investment power over all such shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reflected are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. To the knowledge of Dimensional, the interest of no one such Fund exceeds 5% of the class of securities. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 9, 2016.

(12)	Includes 764,744 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a discussion of the compensation philosophy and objectives that underlie our executive compensation program and how we evaluated and set our executives’ compensation for 2015.  This CD&A provides qualitative information concerning how 2015 compensation was awarded to and earned by our executives, identifies the most significant factors relevant to our 2015 executive compensation decisions and gives context to the data presented in the tables included below in this proxy statement.  “Committee” within this CD&A means the Compensation Committee of the Board.  Our “executive officers” are our senior executives who are listed above under the heading “Directors and Executive Officers.”  Our “named executive officers” listed in the Summary Compensation Table and other compensation tables that follow are listed below, and are drawn from executive officers who served in 2015:

•                  Karen Puckett – President and Chief Executive Officer;

•                  Doug Shepard – Executive Vice President and Chief Financial Officer;

•                  Philip Galati – Senior Vice President & Chief Executive Officer, Trillium Software (terminated April 1, 2016);

•                  Andrew Harrison – Senior Vice President, Customer Experience Support & Chief Human Resources Officer;

•                  Robert Munden – Senior Vice President, General Counsel and Secretary; and

•                  Robert Philpott – President and Chief Executive Officer (through July 7, 2015).

Executive Summary

We seek to design and implement executive compensation programs that align our executives’ interests and motivations with those of our stockholders, while avoiding the encouragement of inappropriate risk-taking.  In 2015, our total direct compensation program for our named executive officers consisted of base salary, annual cash incentives (based on pre-established financial goals), long-term equity incentives (stock options, time-vesting restricted stock and performance units) and limited perquisites.

As further detailed below, 2015 brought important changes for Harte Hanks as we secured new leadership for some key roles to deploy our new strategy in the face of declining financial performance.  Our most significant changes were:

•      Chief Executive Officer Transition:  Robert Philpott resigned in July, and our CFO, Doug Shepard, assumed CEO responsibilities on an interim basis; Karen Puckett was then hired as our CEO in September (the “CEO Transition”);

•      New Marketing Leadership:  we hired Frank Grillo in October to serve as our Chief Marketing Officer, replacing Brian Dames (who resigned in May), taking a key role in redefining our go-to-market strategy and rebuilding our internal marketing function;

•      New Leadership for Human Resources:  Andrew Harrison assumed the responsibilities of the Chief Human Resources Officer, replacing Gavin Pommernelle (who resigned in November);

•      Severance Updates:  We adopted an Executive Severance Policy to formalize and clarify our historical severance practices for executive officers, and adopted new severance agreements applicable to change-in-control situations to update them for market practices; and

•      Equity Acceleration:  The Committee changed the acceleration of equity awards policy, with awards no longer automatically accelerating in the event of a change-in-control.

The company began 2015 focused on creating revenue growth while maintaining reasonable profitability as it sought to leverage a new operational structure.  Despite the company’s new organization, financial performance suffered as employee and client turnover presented significant obstacles to stability and growth.  Most meaningful indicators of corporate performance declined, including revenue (down 10.5%).  Reflecting the impact our third quarter goodwill impairment charge, operating income (a loss of $171 million) and earnings per share (a loss of $2.77) likewise suffered.  Our stock price declined accordingly, decreasing 58%, and with the effect of dividends paid, total stockholder return was -54% for the year.

Based on the economic environment, the company’s recent performance in 2014, anticipated changes to the company and its leadership, and the Committee’s compensation philosophy and objectives, the Committee approved the following annual compensation decisions for the named executive officers in 2015:

•      Awarded annual incentive plan payments consistent with our performance relative to pre-established goals set by the Committee in March 2014.  As discussed further below, due to company performance, no annual incentive plan payments were made.

•      Granted stock options, restricted stock awards and performance units using a programmatic approach to address compensation gaps identified by our benchmarking, and to align participants with the company’s achievement of long-term stockholder value creation.

•      Established target compensation for our new officers which was largely consistent with market benchmarks.

•      Established goals for our short term annual incentive plan (the “2015 AIP”) with a view to motivating our executives toward objectives fundamental to improving stockholder value.

•      No salary or perquisite increases were approved in light of poor performance.

The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation advisor to assist with benchmarking of executive officer compensation on an as-needed basis during the year, but Meridian was not engaged to perform a comprehensive survey or analysis; for incumbent officers, the Committee relied on Meridian’s report from the prior year.

The remainder of this CD&A provides further detail on the compensation philosophy, process, and decisions for 2015.  Certain information regarding our other periods’ compensation determinations and policies is also included to the extent we believe it provides helpful context for our discussion of 2015 executive compensation.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to achieve a number of key objectives and thereby support our overall efforts to create long-term value for our stockholders:

•      Attract and Retain Top Talent — Attract and retain high-performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value by providing competitive compensation compared to peer companies, competitors or companies in the same market for executive talent.

•      Pay for Performance — Motivate our executives to work in the best interests of our stockholders by closely tying compensation to company and individual performance on both a short-term and long-term basis.

•      Place Significant Portion of Pay At Risk — Align executive compensation with stockholder interests by placing a significant portion of total direct compensation at risk, such that the executive will not realize value unless company performance goals are achieved (for example, annual bonuses and performance units with vesting dependent upon company performance) or our stock price appreciates (for example, stock options).

•      Require Significant Ongoing Executive Stock Ownership — Align executive and stockholder interests by including a significant equity component in our total compensation awards and by requiring executives to accumulate and maintain a sizeable equity position through our stock ownership guidelines.

As an integral part of our compensation philosophy and objectives, we seek to design an executive compensation program that does not encourage inappropriate risks that would threaten the long-term value of our company.  We believe our compensation philosophy has assisted in achieving our goals.  The Committee reviews our compensation philosophy on a periodic basis to judge whether the goals and objectives are being met, and what, if any, changes may be needed to the philosophy.  The Committee considered our compensation philosophy and objectives in establishing the elements and amounts of 2015 compensation for each of our named executive officers.  Although a variety of modifications and alternatives were considered, our 2015 compensation philosophy was consistent for all of our executive officer positions, and was consistent with the philosophy for our 2014 compensation program.

Elements of 2015 Executive Compensation Program

The following table highlights the elements of our 2015 executive compensation program and the primary purpose of each element, which were consistent with our 2014 executive compensation program elements, except that our defined benefit pension plan was frozen in 2014 and is no longer accruing benefits or offered to new participants.  The elements are also generally consistent for all of our executive officer positions.  Each element is discussed in further detail below.

Element	Objectives and Basis	Form

Base Salary	Provide base compensation that is competitive for each role to reward and motivate individual performance	Cash
Annual Incentive Plan	Annual incentive or “bonus” to drive company performance consistent with immediate or short-term objectives	Cash
Bonus Restricted Stock Elections

Encourage greater stock ownership by executive officers by allowing each to elect to receive up to 30% of their bonus in the form of restricted stock vesting on the first anniversary of the grant, with executive officers receiving 125% of the value of the forgone cash bonus in shares of restricted stock

Restricted stock
Long-Term Incentive Awards	Long-term incentive to drive company performance and align executives’ interests with stockholders’ interests, and to retain executives through long-term vesting and potential wealth accumulation	Stock options, restricted stock and performance awards
Perquisites	Enhance the competitiveness of our executive compensation program through limited additional benefits	Automobile allowances and death benefits
Severance Agreements	Attract and retain key talent by providing certain compensation in the event of a change in control	Cash severance, equity vesting and COBRA reimbursement
Qualified Deferred Compensation	Provide tax-deferred means to save for retirement	Same benefit made generally available to our employees to participate in our 401(k) plan with a company match
Non-Qualified Deferred Compensation	Provide tax-deferred means to save for retirement	Participation in our non-qualified deferred compensation program
Other	Offer other competitive benefits, such as medical, dental and other health and welfare benefits	Same benefit made generally available to our employees

Compensation Committee

The Committee currently consists of Messrs. Copeland (Chair) and Carley and Ms. Odom.  Prior to her appointment as our CEO in September 2015, Ms. Puckett also served on the Committee (although she was excluded from Committee activities related to consideration of her potential employment and compensation).  The Board has determined that each member of the Committee meets the independence requirements of the rules of the NYSE.  Each person serving on the Committee qualified as an “outside director” in accordance with Section 162(m) of the Internal Revenue Code (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act with regard to compensation and benefit plans subject to SEC Rule 16b-3.  Each member of the Committee either currently serves, or has served, as a director or senior executive of a large corporation, and has had significant experience with compensation matters relating to senior executives of these organizations.

The Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities for compensation of executive officers and administration of the company’s equity incentive plans, with the goals of (1) supporting the company’s business objectives, (2) attracting, motivating and retaining high quality leadership, and (3) linking compensation with business objectives and performance.  In accordance with its charter and NYSE rules, the Committee’s responsibilities include the following:

•        reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•        making recommendations to the Board with respect to non-CEO officer compensation, and incentive-compensation and equity-based plans that are subject to board approval;

•        assisting the Board by (i) evaluating potential candidates for officer positions, (ii) recommending terms for the hiring, promotion and severance of officers, and (iii) overseeing the development of officer succession plans;

•        participating with management in reviewing the annual goals and objectives with respect to compensation for the company’s officers and, to the extent the Committee deems necessary or appropriate, other key employees of the company or its subsidiaries (collectively, “Principal Executives”);

•        periodically (but no less frequently than annually) evaluating the performance of the Principal Executives in light of established goals and objectives and, based upon this evaluation and any compensation recommendations for the Principal Executives made by the CEO, approving or (in the case of officers, and as directed by the Board) making recommendations to the Board with respect to the compensation for the Principal Executives; and

•        periodically (but no less frequently than annually) evaluating the competitiveness of the company’s executive compensation program in reference to its peers and broader trends, including consideration of base salaries, annual incentives, long-term incentives and equity-based compensation, considering (among other things) the company’s performance and relative stockholder return, the value of similar incentive awards to similarly situated executives at comparable companies, and the awards given to such person in prior years.

The Committee may appoint subcommittees for any purpose that it deems appropriate and may delegate to subcommittees such power and authority as it deems appropriate.  However, no subcommittee may consist of fewer than two members, and no subcommittee may be delegated any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.  No subcommittees were formed or met in 2015.  The Committee has delegated to our CEO a limited authority to grant stock options and restricted stock to non-officers, and monitors grant activity through regular reports.  You may view the Committee’s full charter on our website at www.hartehanks.com under the “Corporate Governance” section of our “Investors” tab.

The Committee meets in executive session at most of its meetings (as it deems appropriate) to review and consider executive compensation matters without the presence of our executive officers.  These executive sessions may also include other non-employee directors and outside experts retained by the Committee.  The Committee met in executive session with other non-employee directors at each of its 2015 meetings.

Other Participants in the Executive Compensation Process

In addition to the Committee and other non-Committee members of the Board who also may be in attendance at the Committee’s meetings, our management and, when engaged by the Committee from time to time, outside compensation consultants also participate in and contribute to our executive compensation process.  Ultimately, the Committee exercises its independent business judgment with respect to recommendations and opinions of these other participants and the Committee (or our independent directors as a group) makes final determinations about our executive officer compensation.

Management and Chairman of the Board

Mr. Harte, our Chairman, participated in the Committee’s executive compensation processes throughout 2015 and assisted the Committee and regularly attended Committee meetings.  Mr. Harte provided his perspective to the Committee regarding executive compensation matters generally and the performance of the company and its executive officers based on his long experience with the company.

Mr. Philpott, our former CEO, likewise participated in the Committee’s executive compensation processes until his resignation in July, and attended all Committee meetings; however he did not attend sessions when elements of his compensation were being considered; Ms. Puckett likewise participated in the same manner as CEO after her appointment.  The company’s Chief Human Resources Officer (Mr. Pommernelle, and later Mr. Harrison) attended most meetings (as appropriate), and the General Counsel (Mr. Munden) also attended each meeting.  The CFO (Mr. Shepard) attended selected meetings.  Officers were excluded from executive sessions.

Working with Mr. Pommernelle, Mr. Philpott presented recommendations to the Committee on the full range of annual executive compensation decisions made in March (other than with respect to himself), including (1) the company’s 2015 Annual Incentive Plan (the “2015 AIP”) structure and participants, (2) long-term incentive compensation strategy, (3) competitive positioning of our executive compensation program, and (4) total direct compensation for each executive officer, including base salary adjustments, 2015 AIP targets and equity grants.  The Committee made final decisions about each officer’s 2015 compensation without the applicable executive officer being present, taking into account Mr. Philpott’s recommendations and views.

In connection with the CEO transition, the Board formed a CEO Search Committee (comprised of Messrs. Farley and Harte and Ms. Odom), and they also provided input into the evaluation and selection of CEO candidates and compensation.

Compensation Consultants

The Committee believes that engaging a consultant for comprehensive reviews on a periodic basis is more appropriate than having regular annual engagements.  The Committee engaged Meridian to assist the Committee with its evaluations and determinations for our 2014 executive compensation program.  In this review, Meridian performed a comprehensive evaluation of our compensation philosophy, policies and practices for executive officers and other executive positions, and with reviewing a new annual incentive plan design to be applied company-wide (including officers).  Having considered Meridian’s report and recommendations, the Committee implemented a variety of changes in 2014.  The Committee did not think it was necessary to engage Meridian to conduct another full-scale assessment for 2015, and used Meridian’s 2014 review as the baseline for 2015 Compensation determinations for incumbent positions.

Nevertheless, the Committee did refer ad hoc queries and issues to Meridian as they arose from time-to-time.  For example, Meridian was engaged to help establish benchmark compensation for our executives hired in 2015—Ms. Puckett, Mr. Shepard (in his interim CEO role) and Mr. Grillo—as well as queries on severance and short term incentive plan design.

For the foregoing engagements, Meridian has been selected and retained by—and reported directly to—the Committee.  Meridian has not been separately engaged by our management, but has provided to management corresponding evaluations of selected non-executive officer positions and compensation policy and practice matters.  Harte Hanks has no relationship with Meridian (other than the relationship undertaken by the Committee), and the Committee re-evaluated and confirmed Meridian’s independence in accordance with its charter and NYSE requirements prior to engaging Meridian.

Principal Factors That Influenced 2015 Executive Compensation

When making its 2015 annual compensation decisions, the Committee considered the compensation philosophy and principles that underlie our executive compensation program, including the desire to link executive compensation to annual and long-term performance goals and to be able to attract and retain high performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value.  The Committee did not use formulas to rigidly set the compensation of our executives based solely on market data or on any one factor in isolation, or assign a specific weighting or ranking to the various factors it considered.  Rather, the Committee’s ultimate decisions were influenced by a number of factors that were collectively taken into consideration in the Committee’s business judgment and that included a number of subjective determinations in addition to the specific formula-based performance criteria established in our annual incentive plan and long term incentive performance awards. In establishing the individual elements and amounts of 2015 executive compensation, the principal factors taken into consideration by the Committee included the following:

•        competitive market data to assess how our executive pay compared to other companies, considering the individual elements of our compensation program, the relative mix of those compensation elements and total direct compensation amounts, with then-current market data provided by Meridian;

•        recommendations and input from non-Committee members of the Board (including our CEO) with regard to base salary proposals, long-term incentive awards, individual executive officer performance and related matters;

•        recent company performance compared to (i) our financial and operational expectations for our company as a whole, (ii) for Trillium and Customer Interactions individually and (iii) our peers and other market indicators;

•        the need to attract and retain a pool of highly-qualified leadership candidates for positions necessitated by our new strategy and corresponding organizational structure;

•        ongoing and anticipated efforts to transform our business operations in line with our strategy, that were expected to result in continued significant additional work commitments by our executive officers;

•        a general assessment of individual executive officer performance and contributions in support of our strategies, individual officer responsibilities, tenure and experience in his or her position and the overall financial performance of the businesses or functional areas for which an officer is responsible;

•        providing competitive compensation to reflect new or expanded roles for some of our executives;

•        retention considerations in light of a recent history of relatively low bonus payouts to executive officers based on recent company performance and diminished equity compensation values because of declining stock price and earnings per share performance;

•        individual officer compensation history, including the cumulative effect of equity awards granted in prior years and value realized from prior equity awards;

•        internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within the company and considering the relative importance of a particular position to us); and

•        tax and regulatory considerations, including our policy to take reasonable and practical steps to maximize the tax deductibility of compensation payments to executives under §162(m) of the Code, the impact of expensing equity grants under Statement of Financial Accounting Standards (SFAS) No. 123(R) (SFAS 123R), and the impact of §409 relating to non-qualified deferred compensation.

The Committee also had to review compensation matters outside the usual annual compensation review and setting process.  In connection with the CEO Transition, the Committee considered the immediate need to retain certain officers to provide stability while allowing time to identify and hire a new CEO.  Compensation determinations for Ms. Puckett and Mr. Grillo (who were hired after our usual annual determinations) were also affected by the numerous events cited above in our Executive Summary and:

•        perceived advantages, disadvantages, strengths and weaknesses of candidates considered for their positions;

•        the compensation received by their immediate predecessors in the company;

•        timing considerations (such as when they would be available to start); and

•        the compensation they (and others considered for their positions) received in their current and recent employment.

Tally Sheets

To assist the Committee in making its 2015 annual executive compensation determinations, the Committee reviewed tally sheets for each executive officer, as it has done in prior years.  Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year, over a multi-year period and in various change in control or other termination events.  The Committee uses tally sheets to consider individual elements of our compensation program, the relative mix of those compensation elements and total annual and long-term compensation amounts provided to a particular executive.  The tally sheets illustrate, for each executive officer:

•        cash compensation (base pay, bonus and automobile allowance) for the current year under consideration and each of the past two years;

•        values of long-term incentive awards (options, restricted stock and performance awards) for the current year under consideration and each of the past two years;

•        salary continuation benefits (similar in effect to life insurance benefits);

•        estimated pension benefits upon retirement;

•        actual realized and estimated future values for previous equity compensation awards;

•        stock ownership guideline compliance; and

•        estimated amounts the executive could realize upon a change in control or termination of employment.

For comparison purposes, the tally sheets also incorporate applicable competitive market compensation data for base salary, annual incentive awards and long-term incentive awards.

Setting the Pay Mix—Cash Versus Equity; Fixed Versus Variable

We believe a mixture of both long-term and short-term compensation elements provides the proper balance and incentives. The Committee reviews each of these elements separately and then all of the elements combined to determine the amount and mix of compensation for our executives.  As has been our practice, in 2015 all long-term incentives were in the form of equity, and all short-term incentives were paid in cash.  The following chart and table show the split of 2015 compensation for our named executive officers between equity and cash:

2015 Target Cash v. Equity Compensation for Named Executive Officers (1)

By Individual

Named Executive Officer	Cash	Equity
Karen Puckett (2)	$1,460,000	$2,217,208
Doug Shepard (3)	741,635	1,136,239
Philip Galati	480,000	395,738
Andrew Harrison	446,154	430,254
Robert Munden	469,231	395,738
Robert Philpott (4)	1,400,000	1,962,488

CEO	Cash
CEO	Equity

All NEOs	Cash
All NEOs	Equity

_________________________

(1)

Reflects the sum of the amounts in columns (c) (salary) from the Summary Compensation table below plus column (d) (target annual incentive) from the Grants of Plan Based Awards table below as the amount of 2015 cash compensation, and using the sum of the amounts in column (l) (grant date fair value of stock and option awards) from the Grants of Plan Based Awards table below as the amount of 2015 equity compensation. As disclosed below, no annual incentive award payments were made in respect of 2015. Chart shows Mr. Philpott’s and excludes Ms. Puckett, who received an inducement equity grant and was hired late in the year.

(2)	Reflects using annualized salary and 2016 target bonus; excludes cash payments and equity grants made in respect of prior service as an independent director.

(3)	Includes target bonus increased in connection with the CEO Transition.

(4)	Calculated using annualized salary; excludes cash severance paid to Mr. Philpott in connection with his separation from the company.

The Committee also believes that a substantial portion of the potential cash compensation should be “at risk” or variable and, therefore, subject to meeting financial performance criteria.  In 2015, 43% of the potential cash compensation (assuming target annual incentive payout) for the named executive officers was “at risk” as the Committee adopted an approach that increased potential maximum payout while making minimum achievement more difficult relative to prior years.  Over 60% potential cash compensation was “at risk” assuming maximum annual incentive payout.

The Committee also reviewed the compensation risks associated with the pay mix of its executive officers, and in that context considers risk as well as motivation when establishing performance criteria and compensation structures.  For 2015, the Committee reviewed the company’s incentive compensation plans to determine whether the company’s compensation policies and practices foster risk taking above the level of risk associated with the company’s business model. In the course of its examination, the Committee evaluated, among other things:

•	whether any of our businesses, operations or functions has much more inherent risk, a significantly different compensation structure, or different profitability basis or results;

•	whether the compensation mix appropriately balanced between annual and long-term incentive awards;

•

the relationship between annual and long-term performance measures and payouts, and whether measures are aligned (or complementary) to ensure that they encourage consistent behaviors and sustainable results without conflict;

•	whether long-term performance measures and equity vehicles encourage excessively risky behavior;

•	whether targets require performance at such a high level that executives would take improper risks to achieve them;

•	the overlap of performance criteria and vesting periods to reduce incentives to maximize performance in any one period;

•	whether the mix of equity incentives serve the best interests of stockholders by rewarding the right measures;

•	the effect of dilution on stockholders and the company’s equity burn rate; and

•	the report of Meridian regarding the risks of our compensation program.

On the basis of this review, the Compensation Committee determined that the company’s incentive compensation plans are appropriately structured to not encourage executive officers to take unnecessary or excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the company.

2015 Target Cash Compensation for Named Executive Officers: Fixed vs. Variable (or “At Risk”) (1)

By Individual

Named Executive Officer	Fixed	Variable
Karen Puckett (2)	$745,900	$730,000
Doug Shepard (3)	438,335	315,000
Philip Galati	335,700	156,000
Andrew Harrison	312,854	145,000
Robert Munden	328,431	152,500
Robert Philpott (4)	715,900	700,000

CEO	Fixed
CEO	Variable

All NEOs	Fixed
All NEOs	Variable

__________________________

(1)

Reflects the sum of the amounts in columns (c) (salary) from the Summary Compensation table below plus Auto Allowance from the All Other Compensation table below (fixed), to 2015 target potential annual incentive compensation (variable) for the named executive officers from column (d) in the Grants of Plan Based Awards Table. This chart excludes Ms. Puckett who was not eligible for a 2015 annual incentive plan payment as she was hired late in the year.

(2)

Reflects annualized salary 2016 target bonus, but excludes cash compensation received in respect of Ms. Puckett’s service as an independent director prior to her appointment as CEO; actual salary paid was $224,615, and she was not eligible for a bonus for 2015.

(3)	Reflects the effects of the salary and target bonus increase granted in connection with the CEO Transition, as described below.

(4)	Reflects annualized salary; excludes cash paid to Mr. Philpott in connection with his separation from the company.

Market Benchmarking

As mentioned above, the Committee typically refers to executive compensation surveys and other benchmark data when it reviews and approves executive compensation.  This market data is intended to reflect compensation levels and practices for executives holding comparable positions at comparable companies, which helps the Committee set compensation at levels designed to attract and retain high performing individuals.  Market data typically consists of (1) publicly available data from a selected group of peer companies, and (2) more broad-based, aggregated survey data of a large number of companies of similar size or in similar industries.

In selecting the peer companies, the Committee considers a variety of criteria, including industry, revenues, market capitalization and assets.  The Committee also believes that it is important to include a sufficient number of peer group companies to enhance the overall comparability of the peer company data for purposes of setting our executives’ compensation.  Working with Meridian, the Committee conducted a comprehensive peer group review in 2014.  The Committee selected from U.S.-listed companies based on those which have products or services which are competitive (or complementary) to our current and anticipated products and services, and represent a range of sizes (in terms of revenues, profits and employees) and history.  Our 2015 peer group consisted of the following companies:

2015 Compensation Peer Group

Acxiom Corporation	Digital River, Inc.	MDC Partners, Inc.
Cenveo, Inc.	The Dun & Bradstreet Corporation	Meredith Corporation
Convergys Corporation	Forrester Research, Inc.	ReachLocal, Inc.
Conversant, Inc.	Gartner, Inc.	Sykes Enterprises, Incorporated
Dex Media, Inc.	Informatica Corp.	Teletech Holdings, Inc.

The Committee compares each executive’s total direct compensation (comprised of salary, total potential bonus opportunity and estimated long-term incentive compensation value), both separately and in the aggregate, to amounts paid for similar positions based on the benchmark data.  In looking at overall compensation for our executive officers, in general, and in response to the Meridian reports and current market practices, the Committee considers its philosophy of targeting each element of compensation (as well as target total direct compensation) to fall at approximately the 50th percentile of market compensation over time, but tolerating individual variations due to factors such as individual performance, company performance, tenure, promotion, market factors and internal pay equity.

As discussed above, however, benchmark data is merely a starting point; the Committee does not rigidly apply formulas to set the compensation of our executives based solely on market data or on any one factor in isolation.  Rather, the Committee’s ultimate determinations are influenced by a number of factors that are collectively taken into consideration in the Committee’s business judgment, as further described above under “Principal Factors That Influenced 2015 Executive Compensation.”  Accordingly, the Committee retains discretion to set compensation levels using a combination of elements that it believes are appropriate, and the Committee is not required to set compensation levels at specific benchmark data percentiles.

Based on the total target direct annual compensation approved in the Committee’s March 2015 meeting for our incumbent named executive officers compared to the peer and market data reviewed by the Committee, Messrs. Philpott, Galati and Harrison, were above the 50th percentile, while Messrs. Shepard and Munden were just below the 50th percentile (but the Mr. Shepard’s salary and bonus increase in connection with the CEO Transition brought him above the 50th percentile).  Ms. Puckett’s initial compensation package (assessed by the Committee when she was hired) was determined to be just above the 50% percentile.

Additional Analysis of Executive Compensation Elements

The following discussion provides additional information and analysis regarding the specific elements of our 2015 executive compensation program. This discussion should be read in conjunction with the remainder of this CD&A (including the section above, “Principal Factors That Influenced 2015 Executive Compensation”) and the compensation tables that follow.

Base Salary

We set executive base salaries at levels we believe are appropriate based on each individual executive’s roles, responsibilities and experience in his or her position.  We believe that a competitive base salary, providing a fixed level of income over a certain period, is a necessary and important element to include in the compensation packages for our executives.  We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities.  When hiring a new executive, the Committee conducts a benchmark analysis to assess market rates for compensation.  Base salary changes also impact target bonus amounts and potential cash severance amounts, which are based on a percentage of base salary.

When reviewing each executive’s base salary in March 2015, the Committee considered, in addition to the other factors:

•	the level of responsibility and complexity of the executive’s job;

•	the relative importance of the executive’s role and responsibilities in Harte Hanks;

•	whether, in the Committee’s business judgment and taking into account input from our CEO and other Board members, prior individual performance was particularly strong or weak;

•	how the executive’s salary compares to the salaries of other company executives;

•

how the executive’s salary compares to the 50th percentile market salary information for the same or similar positions (making due consideration for how closely the benchmarked position matched the specific role of our executive);

•	and the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity and long-term incentive awards;

•	the economic environment; and

•

recent company performance compared to (i) our financial and operational expectations for our company as a whole, (ii) performance of the function or operations for which the executive is responsible and (iii) our peers and other market indicators.

Based upon these factors, especially financial performance, the Committee determined that no salary increases were warranted for incumbent officers. For Ms. Puckett and Mr. Grillo, base salary was negotiated based on market benchmarks, timing considerations, prior salary history and the salary of their predecessors.  Mr. Shepard’s salary was increased to $450,000 (from $375,000) in connection with the CEO Transition in recognition of his significant and continuing contributions to the company.

Annual Incentive Compensation

We provide an annual incentive opportunity for executive officers to drive company and, where appropriate, business line performance on a year-over-year basis.  We believe this annual short-term cash incentive opportunity provides an incentive for our executives to manage our businesses to achieve targeted financial results.  Our 2015 AIP for executives was administered under the company’s 2013 Omnibus Incentive Plan (the “2013 Plan”), which was approved by our stockholders in May 2013.  For the 2015 AIP, maximum bonus opportunity amounts were expressed as a percentage of year-end base salary, with the CEO having a maximum opportunity of 200% and other named executives having a 100% maximum opportunity, the same as in 2014.

Actual annual incentive compensation awards for our executive officers are determined based on achievement against the Committee’s previously established financial performance goals, as certified by the Committee, typically at its regular January meeting.  From time to time, individual non-financial goals may also be established for one or more executive officers to better align an executive’s incentives with goals such as organizational effectiveness, strategic focus and personal development.  For the 2015 AIP, none of our named executive officers had individual non-financial performance goals tied to a specified incentive payout.  The financial performance goals are based on the strategic financial and operating performance objectives for our company and those of our business segments.  In setting the financial performance targets, the Committee considers target company performance under our annual operating plan, the potential payouts based on achievement at different levels and whether the portion of incremental earnings paid as bonuses rather than returned to stockholders or reinvested in our business is appropriate.  The Committee reserves the right to adjust the financial performance targets during the year, but did not do so in 2015.

The 2015 AIP continued the uniform approach to the annual incentive plan first adopted in 2014, with a goal of emphasizing the integration of the business and cross-functional/operational responsibilities; the Committee viewed this as necessary to achieve the objectives of our strategic plan by providing a direct incentive to achieve optimal company-wide results.  Additionally, the 2015 AIP had limitations that required that any payments made be affordable to the stockholders, i.e., that the incremental profit generated by achievement was not negated by payments under the incentive plan.  Finally, the 2015 AIP factored in individual performance of executives (assessed through the company’s formal evaluation process)

that provided for a multiplier of 0 (unsatisfactory performance), 80% (did not fully meet expectations), 100% (fully met expectations) or 115% (consistently exceeded expectations).

The determination of any amount ultimately payable to each executive under the 2015 AIP was based on the following performance levels relative to our Board-approved target revenue performance ($560.3 million).  In establishing the performance criteria and the incremental target performance levels for each performance criteria, the Committee anticipated that the executives would be likely to receive at least the threshold portion of their year-end cash bonuses, with higher levels of payout being progressively more difficult and less likely to occur.  Achieving the maximum bonus award was anticipated, at the time of establishing the award, to be very difficult to achieve based on our company’s annual plan performance assumptions and outlook for the company.

Bonus Performance Thresholds

	Payout
Harte Hanks Revenue	(% of Base Salary)
(% of Plan Achievement)	CEO Payout	Other Named Executives*
Below 95%	0	0
95%	50	25
96%	55	27.5
97%	60	30
98%	65	32.5
99%	70	35
100%	100	50
105%	140	70
110%	200	100

___________

*	Mr. Shepard’s 100% (target) payout was increased to 70% and maximum to 140% (with corresponding adjustments to other levels) in connection with the CEO Transition.

Based on the company’s actual revenue performance ($495.4 million), the Committee determined that no payments were earned under the 2015 AIP, nor were any discretionary bonuses or stock awards made in respect of 2015 performance.  Ms. Puckett did not participate in the 2015 AIP (or any other short term incentive plan).

Bonus Restricted Stock Elections

As part of our executive compensation program, an executive officer may elect to receive up to 30% of his bonus in the form of restricted stock.  An executive who so elects receives 125% of the value of the forgone cash portion of the bonus in shares of restricted stock.  This program is considered by the Committee each year, and was approved again with respect to 2015 executive bonuses, which were potentially payable in early 2016.  The Committee believes this program encourages the accumulation of executive stock ownership, and provides another avenue for our executive officers to reach compliance with our stock ownership guidelines.  Because none of our named executive officers received an annual incentive plan payout for 2015, no grants were made under this program.

Long-Term Incentive Awards

We design our long-term incentive compensation program to drive company performance over a multi-year period, align the interests of executives with those of our stockholders and retain executives through long-term vesting and wealth accumulation.  The Committee believes that a significant portion of executive compensation should be dependent on value created for our stockholders.  The Committee reviews long-term incentive compensation strategy and vehicles as part of its annual executive compensation determinations.  Under our 2013 Plan we may issue various equity securities to directors, officers, employees and consultants.  The 2013 Plan forms the basis of our long-term incentive plan for executives.  Although the 2013 Plan provides for other vehicles, the primary long-term incentive vehicles used by the Committee have been:

•	stock options (time vesting), which in general align our executives’ interests with the interests of stockholders by having value only if our stock price increases over time;

•

restricted stock (time vesting), which serves our retention goals by ensuring that the awards will have value if they vest because the ultimate value of restricted stock, unlike stock options, does not depend solely on our stock price increasing over time; and

•

performance awards (performance vesting share-denominated awards), which require performance over a multi-year measurement period and thereby help align our executive compensation program with longer term company performance.

The Committee has established standardized terms for stock options and restricted stock:  stock options vest in four equal annual installments, and restricted stock (other than bonus restricted stock grants) vests in three equal installments.  Stock options have an exercise price equal to the market value of our common stock on the date of grant, and have a term of ten years (assuming continued service).  The Committee determined, in accordance with its discretion under the 2013 Plan, that equity awards granted before 2015 will vest in full upon a change of control (as defined in the 2013 Plan); however, in 2015 the Committee reconsidered this policy and no longer intends to grant awards which automatically accelerate upon a change in control.  Stock option and restricted stock awards granted in or after 2014 also vest upon the death or permanent disability of the recipient.

Performance awards represent the right to receive one share of common stock (or in the Committee’s sole discretion, the cash equivalent) for each vested unit, with performance determined on a future date (currently set about three years after the grant date).  The Committee chooses objective performance criteria intended to align executive’s interests with the company’s long-term interests.  Based on the company’s performance for the three years ending 2015, none of the performance units issued in 2013 (with a 2015 operating income criterion set by the Committee) vested.

Our Board has adopted a policy of granting annual awards on a fixed date each year, April 15.  We also grant interim awards from time to time in connection with mid-year hires, acquisitions, promotions or other reasons, based on a date selected by the Committee on or after the date of the Committee action at a meeting or by unanimous written consent.  For employee hires, our practice has been to grant awards on the third business day of employment.

In March 2015, the Committee approved a combination of stock options, restricted stock and performance awards for our executive officers, reflecting the Committee’s long term incentives approach.  The Committee determined that a combination of awards—weighted toward awards with some performance aspect—would be the best way to align our executive compensation program with the needs of our company and our stockholders and was in line with practices in the market.  The award structure and size adopted by the Committee also addressed the norms for such grants identified in the Meridian report and other market data.

When reviewing each executive’s proposed equity awards for 2015, the Committee considered the level of responsibility and complexity of the executive’s job, how the executive’s proposed equity award value compares to the equity award values of other Harte Hanks executives and to the 50th percentile benchmarks for the same or similar positions developed by Meridian.  Specific grant size was determined on the basis of grant date value as a percentage of base salary, again based on benchmark data provided by Meridian and other benchmark data, as was the allocation of such value among award types.  As a result of the Committee’s review, the following long term incentive grants were made on April 15, 2015:

Named Executive Officer	Stock Options (shares)	Restricted Stock (shares)	Performance Awards (units--maximum)

Doug Shepard	83,089	40,209	30,833
Philip Galati	47,921	23,188	17,780
Andrew Harrison	47,921	23,188	17,780
Robert Munden	47,921	23,188	17,780
Robert Philpott	142,584	89,436	146,957

In 2015, performance awards represented over one-third (by reportable expense) of long-term incentive grants made to executive officers.  All 2015 performance awards vest based on the company’s 2017 operating income, at levels of 0%, 50%, 75% or 100% of the stated award amount.  In establishing the performance levels, it was generally anticipated that at least some portion of the performance units will vest, with increasing degrees of difficulty in achieving the higher levels of vesting.  Achieving the 75% vesting level was linked to expected operating income performance (based on revised appraisal of the company’s strategic plan, $81 million), while maximum vesting level ($87 million) would require the company to have significantly better performance.

The company also granted equity awards to executives during 2015 in connection with the CEO Transition and the hiring of Mr. Grillo.  In connection with her hiring, and as a material inducement to her joining the company as its President & CEO, Ms. Puckett was granted stock option, restricted stock and performance units with values targeted based on benchmark data provided by Meridian, and the level of awards made to her predecessor.  These awards were made as inducement grants outside the company’s 2013 Plan, but otherwise on similar terms (except as reflected in Severance Arrangements—CEO Agreements, below).  Based on grant-date stock prices and related values, Ms. Puckett was granted options to purchase 867,364 shares of common stock, 212,401 shares of restricted stock and a maximum of 349,809 performance units, as further reflected in the Summary Compensation Table and Grants of Plan-Based Awards tables below.  The Committee also took the view that, beginning with Ms. Puckett’s awards, they would grant performance awards using a three-year relative total stockholder return (TSR) performance measure (using the S&P Small Cap 600 as the comparison index).  The Committee believes that using relative TSR would provide good alignment with stockholder interests, especially at a time when setting long-term performance objectives based on specific aspects of company financial performance would be difficult.

Mr. Shepard was awarded $450,000 (78,671 shares) of restricted stock vesting over three years in connection with his service as interim CEO. Mr. Grillo likewise received inducement awards, again sized using Meridian’s benchmarking data—an option to purchase 101,306 shares of common stock, and 13,145 shares of restricted common stock.  Please refer to the Grants of Plan Based Awards table below for further details about all of these grants.

Perquisites

Consistent with previous years, our 2015 executive compensation program included limited executive perquisites.  The aggregate incremental cost of providing perquisites and other benefits to our named executive officers is included in the amount shown in the All Other Compensation column of the Summary Compensation table below and detailed in the subsequent All Other Compensation table.  We believe the limited perquisites we provide to our executives are representative of comparable benefits offered by companies with whom we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent by enhancing the competitiveness of our compensation program.  Our perquisites are:

•     Salary Continuation Benefits — We provide salary continuation benefits (which are similar in effect to life insurance benefits) to our executive officers.  This benefit provides the estates of our executive officers ten annual payments (of $90,000 for our CEO and $70,000 for Executive Vice Presidents and Senior Vice Presidents) in the event of their death while employed by the company.

•     Automobile Allowance — We provide automobile allowances to our named executive officers:  $1,325 per month for our CEO and $975 per month for our Executive Vice Presidents and Senior Vice Presidents.

In addition, under Ms. Puckett’s employment agreement, we have agreed to reimburse:

•     up to 12 months of temporary housing expenses (not to exceed $3,000 per month) at a location proximate to one of the company’s significant business operations;

•     at her election, either (i) the reasonable moving and closing costs for the purchase of her new primary residence and sale of her current primary residence or (ii) half of the amount of any loss she incurs on the sale of her current primary personal residence, not to exceed $250,000, but only if she establishes a primary personal residence within 30 miles of one of the company’s primary business locations (or any other location mutually agreeable to the Committee and Ms. Puckett) during the first 24 months of her employment with the company; and

•     up to $10,000 in legal fees incurred by her for review and negotiation of her employment agreement.

In establishing the elements and amounts of each executive’s 2015 compensation, the Committee took into consideration, as one of the relevant factors, the value of these perquisites to our executives. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including the amount of each executive’s salary continuation death benefit and automobile allowance.  In March 2016, the Committee determined that the practice of paying an automobile allowance was no longer market appropriate, and so eliminated the automobile allowance but increased base salary for executives by the amount of the allowance.

Pension and Retirement

We have established an unfunded, non-qualified pension restoration plan (the “Restoration Pension Plan”), which we froze (as to new participants and benefit accrual based on continued service) on April 1, 2014.  Executives holding office prior to the freeze date are the only designated participants in our Restoration Pension Plan.  These pension benefits were designed to attract and retain key talent by providing our executives with a competitive retirement income program to supplement savings through our 401(k) plan.

The annual pension benefit under the Restoration Pension Plan is largely computed by multiplying the number of years of employment by a percentage of the participant’s final average earnings (earnings during the highest five consecutive years prior to April 1, 2014).  All benefits payable under the Restoration Pension Plan are to be paid from our general assets, but we are not required to set aside any funds to discharge our obligations under the Restoration Pension Plan.  There were no changes to the benefits provided to our named executive officers under our pension plans in 2014, other than those caused by the promotion of Messrs. Dames and Harrison and Ms. Falcone (which incidentally caused their benefits in the Restoration Benefit Plan to vest) and the freezing of the Restoration Benefit Plan.  Further details about our pension plans are shown in the “Pension Benefits” section below.

Severance Arrangements—Generally

In 2015 we had four types of severance arrangements with our executive officers, each addressing or intended to address different employment and/or termination circumstances:

•                  a new severance policy (the “Executive Severance Policy”);

•                  newly-revised “change in control” severance agreement (the “CIC Agreements”);

•                  severance agreements with Messrs. Harrison, Munden and Shepard (the “Severance Agreements”); and

•                  employment agreements with our CEOs (Mr. Philpott and Ms. Puckett).

Severance Arrangements—Executive Severance Policy

In January 2015, we adopted an Executive Severance Policy applicable to corporate officers and certain other executive employees designated by the Committee.  The Severance Policy applies only for executives in circumstances when they do not have a specific agreement that determines their rights to severance, such as the CIC Agreements, Severance Agreements and CEO employment agreements described below.  The Severance Policy provides executives whose employment is terminated without “cause,” (i) severance payments equal to such executive’s then-current base salary for the applicable severance period (two years for our CEO and one year for all others) and (ii) subject to certain conditions, up to a year of contributions toward health care coverage.  In exchange, executives are required to deliver a full release to the company, and adhere to non-competition and non-solicitation covenants.  The Executive Severance Policy does not provide any acceleration of vesting for equity awards in the event of an executive’s termination.  The Severance Policy can be amended upon six months’ notice by the Committee, and it terminates immediately prior to a change of control of the company.  The foregoing is merely a summary of the Severance Policy, and is subject to the Severance Policy itself as filed January 30, 2015 on a Form 8-K with the SEC.

Severance Arrangements—CIC Agreements

The CIC Agreements are designed to allow us to attract and retain key talent by providing defined compensation in the event of a change in control.  The payout levels and other terms of the severance agreements are based on the Committee’s review of publicly available market data regarding severance agreements and prior iterations of these agreements. In 2015 we adopted a new form for these agreements which has been accepted by all of our officers (except for the CEO, who has similar terms are in her employment agreement).  The CIC Agreements provide that if, after a change in control, an executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability or (ii) elects to terminate his employment after specified adverse actions are taken by Harte Hanks, then such executive is entitled to severance compensation and a cash payment sufficient to cover health insurance premiums for a period of 24 months.  The amount of severance compensation is the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the executive’s target-level bonus or incentive compensation, multiplied by 1.0 for vice presidents, 2.0 for senior vice presidents and executive vice presidents, and 3.0 for the CEO.  The foregoing severance multiples were reduced by 0.5 for levels below CEO as a result of the 2015 CIC Agreement changes, but incumbent officers retained their earlier-awarded higher multiples (as reflected in the Potential Payments Upon Termination or Change in Control section below).

In addition to adopting a more customary form, the revised CIC Agreement also eliminated the “single-trigger” automatic acceleration of equity awards upon a change in control for executives.  Instead, so long as such awards are assumed or replaced with equivalent awards by the acquirer, there will be no acceleration of equity awards.  Other changes to the CIC Agreements included:

•    Establishing a clear offset right for the company so that executives cannot claim duplicate compensation under multiple arrangements;

•    Basing the bonus component of severance compensation on the target bonus payable to the executive, rather than an average of previously paid bonuses; and

•    Reforming the term and tail-period provisions to provide more clarity and certainty.

The revised form of CIC Agreement makes many other changes intended to simplify or clarify, all of which were intended to bring the company’s practices into closer alignment with current market norms reported by Meridian and other benchmarking data.  The foregoing is merely a summary of the most important changes to the CIC Agreements, and is subject to the revised CIC Agreement itself as filed March 19, 2015 on a Form 8-K with the SEC.

Severance Arrangements—Severance Agreements

The Severance Agreements were designed to promote the retention of key executives during our 2013 CEO transition, to allow our new CEO at the time would be able to rely on a stable base of executive leaders familiar with our business.

The Severance Agreements provide that if an officer is terminated other than (1) by reason of such officer’s death or disability, or (2) for cause, then:

•      the company shall pay such officer a lump sum cash payment equal to 1.5 times such officer’s then-current annual base salary;

•      for a period of up to 18 months, the company will reimburse such officer for healthcare coverage as then elected to the extent such costs exceed his or her employee contribution prior to the termination date; and

•      all outstanding, unvested shares of time vesting restricted common stock held by such officer shall automatically become fully vested.

Each Severance Agreement further provided that if the officer is employed by the company or one of its subsidiaries on July 1, 2014, then the company shall pay such officer a one-time retention bonus in an amount equal to 30% of such officer’s then-current base salary; such amounts were paid to Messrs. Shepard, Harrison and Munden and are reflected (in column (d) (Bonus)) in the Summary Compensation Table.

Severance Arrangements—CEO Agreements

Our employment agreements with Robert Philpott and Karen Puckett contain severance arrangements materially consistent with the CIC Agreements and Severance Agreements.  The severance arrangements under these agreements differ materially from the foregoing only in that:

•      they are also entitled to severance compensation if employment is terminated by them for good reason (as defined in the employment agreement);

•      the initial (inducement) restricted stock and option grants made to Mr. Philpott would vest in full upon a termination without cause or for good reason;

•      the initial (inducement) restricted stock and option grants (but no subsequent grants) made to Ms. Puckett would vest one additional tranche upon a termination without cause or for good reason; and

•      they would receive severance compensation equal to two times then-current base salary for most terminations not connected to a change in control.

In connection with Mr. Philpott’s separation from the company in 2015, he received the same severance compensation he would have had he been terminated without cause, as reflected in the Summary Compensation Table (“All Other Compensation”).

Discretionary Bonuses and Equity Awards

We pay sign-on and other bonuses and grant new-hire equity awards when necessary or appropriate to attract executive talent.  Executives we recruit may have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities.  Sign-on bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former company to join Harte Hanks.  Ms. Puckett and Mr. Grillo received equity awards in connection with their hiring; the value of these awards was generally determined by reference to market benchmarks for such positions, negotiation with the candidates, and pro-ration for the term of service.  The allocation for these awards among our typical award features generally followed the same allocation adopted by the Committee for executives of the same level.

In connection with our CEO Transition, to ensure stability of senior leadership we offered retention bonuses to Messrs. Carbone, Galati, Harrison, Munden and Voica, which provide for payment of a bonus of 25% of base salary if they remain employed by the company on July 1, 2016 (or upon a change in control).  Likewise, to recognize the significant additional responsibilities and commitment necessary in serving as our interim CEO, Mr. Shepard was awarded a grant of $450,000 in restricted stock (78,671 shares), vesting over three years.

We also may grant discretionary cash and equity awards from time to time when appropriate to retain key executives, to recognize expanded roles and responsibilities or for other reasons deemed appropriate by the Committee in its business judgment.  As previously disclosed, in early 2015 Mr. Harrison was paid a special discretionary retention incentive worth $34,516 in recognition of his 2014 performance and the importance of the Customer Experience Support business he leads; this incentive was granted in the form of 5,700 options and 2,980 shares of restricted stock, all of which vested after one year.  Aside from this grant, and the grant to Mr. Shepard, no other discretionary retention or recognition grants were made in 2015.

Internal Pay Equity

While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable to achieve our compensation objectives.  Our compensation philosophy is consistent for all of our executive officer positions and, although the amounts vary, the elements of our executive compensation program are also consistent for our executives.  In setting the various amounts and elements of 2015 compensation for our named executive officers, the Committee viewed each named executive officer’s compensation amounts and elements against those of the other named executive officers.  The Committee did not establish any fixed formulas or ratios.  Rather, the Committee’s ultimate compensation determinations were influenced by a number of factors, including internal pay equity, that were taken into consideration together in the Committee’s business judgment.  We believe the total 2015 compensation we paid to each of our named executive officers was appropriate in relation to the other named executive officers, in light of their respective responsibilities, tenure and experience.

Stock Ownership Guidelines & Hedging Policies

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in our company, thus reinforcing the alignment of their interests with those of our stockholders.  Consistent with this philosophy, we have stock ownership guidelines that require all officers to acquire and hold significant levels of our common stock.  Under the new guidelines, a corporate officer must reach the minimum required level of common stock ownership no later than five years from commencement of employment (and sooner in some cases).  Officers promoted to a level with a higher minimum equity ownership level have three years to reach the higher level of ownership. The target ownership level (relative to base annual salary) is 500% for the CEO, 200% for executive vice presidents and senior vice presidents, and 100% for vice presidents.

The recent stock ownership of our executive officers is reflected in the section above entitled “Security Ownership of Management and Principal Stockholders.”  For purposes of measuring compliance with these stock ownership guidelines, all common stock (including restricted stock) owned by an executive officer is included.  Neither options nor performance awards are included in the compliance calculation.

If an officer has not previously met the minimum equity ownership level, the officer must retain half of the “net shares” related to any option exercise or vesting of restricted stock or performance awards.  “Net shares” means the number of shares remaining after the sale of shares to cover the exercise price of options and the sale of shares sufficient to pay taxes related to the exercise of options or vesting of restricted stock or performance awards.  If an executive officer has previously met the applicable target ownership level, then so long as such officer maintains the number of shares needed for compliance at that time, the officer will be deemed to be in compliance notwithstanding any stock price fluctuations.

The ownership guidelines, and compliance by officers with the guidelines, are reviewed annually by the Committee. Any remedial action for failure to comply with the stock ownership guidelines is to be determined by the Committee on a case-by-case basis.  At March 20, 2015, Mr. Shepard was in compliance with guideline ownership level requirements, and the other named executive officers were not.  Under the guidelines, Ms. Puckett will have through September 2020 and Mr. Harrison through April 2017 to establish compliance.

As part of our Business Conduct Policy, we have adopted an insider trading policy that, among other things, forbids officers from engaging in hedging activities with respect to our securities.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation over $1 million in any fiscal year paid to certain senior executive officers. In designing our executive compensation program, we consider the effect of Section 162(m) together with other factors relevant to our business needs.  We seek to design our annual cash incentive and long-term performance unit awards and stock option awards to be tax-deductible to Harte Hanks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation objectives.  The Committee does have discretion to design and use compensation elements that are not deductible under Section 162(m) if the Committee believes that paying non-deductible compensation is appropriate to achieve our executive compensation objectives.  The inducement awards made to Ms. Puckett and Mr. Grillo will not qualify as deductible compensation to the extent they (or they cause aggregate compensation in the applicable year to) exceed $1 million.

Review of and Conclusion Regarding All Components of Executive Compensation

The Compensation Committee has reviewed all components of the named executive officers’ 2015 compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the company of all perquisites and other personal benefits and any lump-sum payments that may be payable under their respective severance agreements due to termination of their employment or a change in control of the company. Based upon the Compensation Committee’s review, the Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte Hanks to attract and retain key executive talent. The Committee also finds the named executive officers’ total compensation to be fair, reasonable and consistent with the Committee’s and the company’s executive compensation philosophy.

When most recently submitted (at our 2014 annual meeting), over 71% of stockholders casting a vote on the proposal approved (on an advisory basis) the 2013 compensation of our named executive officers.  Although this constituted approval, the Committee took note that the approval level was lower than in the company’s prior say-on-pay vote.  The Committee believes the lower approval level stemmed from negative recommendations of proxy advisory firms which were based chiefly on (i) one-time, non-recurring compensation decisions related to our 2013 CEO transition, (ii) lack of disclosure of our long-term performance unit goals and (iii) use of a single-trigger change in control vesting provision on our equity awards to named executive officers.  The Committee kept these considerations in mind during our 2015 annual compensation determinations and the 2015 CEO Transition, and believes the compensation actions taken were necessary and appropriate under these particular circumstances.  Regarding vesting of named executive officers’ equity awards in a change in control, the Committee in March of 2015 adopted a new approach, with future awards no longer automatically vesting upon a change in control.  In addition, in its stockholder interactions over the past several years, the company’s compensation and governance practices were raised infrequently and by only a few stockholders. The Committee will continue to regularly review our executive compensation programs within the context of best practices generally and for our industry in particular.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
David L. Copeland, Chair
Stephen E. Carley
Judy C. Odom

Equity Compensation Plan Information at Year-End 2015

The following table provides information as of the end of 2015 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our 2013 Plan, 2005 Plan and our 1991 Stock Option Plan (the “1991 Plan”), as well as the inducement awards granted to Robert Philpott in connection with our CEO Transition:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (c)

Equity compensation plans approved by security holders	4,722,551	$10.04	2,413,781

Equity compensation plans not approved by security holders (4)	1,544,025	$3.84	0

Total	6,266,576	$8.74	2,413,781

(1)      Consisting of outstanding options and stock-denominated performance units.

(2)      The weighted-average exercise price does not take into account any shares issuable upon vesting of outstanding restricted stock or performance restricted stock units, which have no exercise price.

(3)      Represents shares available under our 2013 Plan; shares available for issuance under our 2013 Plan may be issued pursuant to stock options, restricted stock, performance restricted stock units, common stock and other awards that may be established pursuant to the 2013 Plan.  No new options or securities may be granted under the 2005 Plan or 1991 Plan.

(4)      Consists of inducement awards made to Karen Puckett in connection with the CEO Transition, and Frank Grillo in connection with his employment.

Important Note Regarding Compensation Tables

The following compensation tables in this proxy statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2015, 2014 and 2013 by our named executive officers.  The amounts in column (i) are further described in the All Other Compensation table included below.

Name and Principal		Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Karen Puckett	2015	$234,615	$-	$1,610,086	$577,115	$-	$-	$88,657	$2,510,473
President and	2014	$-	$-	$59,999	$-	$-	$-	$68,450	$128,449
Chief Executive Officer	2013	$-	$-	$49,995	$-	$-	$-	$65,604	$115,599
Doug Shepard	2015	$426,635	$-	$964,678	$171,561	$-	$-	$58,565	$1,621,439
Executive Vice President	2014	$375,000	$112,500	$473,504	$212,826	$-	$88,732	$39,837	$1,302,399
and Chief Financial Officer	2013	$372,308	$-	$444,600	$-	$-	$2,502	$33,775	$853,185
Philip Galati	2015	$324,000	$150	$296,803	$98,936	$-	$-	$31,405	$751,294
Senior Vice President	2014	$172,800	$-	$234,787	$91,996	$-	$-	$11,209	$510,792
and Chief Executive Officer, Trillium	2013	$-	$-	$-	$-	$-	$-	$-	$-
Andrew Harrison	2015	$301,154	$2,000	$296,803	$98,936	$-	$-	$38,001	$736,894
Senior Vice President,	2014	$275,769	$121,516	$296,183	$134,124	$-	$93,261	$32,589	$918,927
Customer Experience Supt.	2013	$258,558	$-	$370,500	$-	$71,500	$5,500	$24,976	$731,033
Robert Munden	2015	$316,731	$-	$296,803	$98,936	$-	$-	$36,549	$749,018
Senior Vice President	2014	$305,000	$91,500	$273,058	$122,733	$-	$43,275	$34,629	$870,196
and General Counsel	2013	$302,308	$-	$370,500	$-	$-	$9,135	$31,640	$713,583
Robert Philpott (5)	2015	$382,308	$-	$1,668,115	$294,373	$-	$-	$2,871,811	$5,216,606
Former President and	2014	$700,000	$-	$1,668,111	$294,498	$-	$37,485	$77,942	$3,179,599
Chief Executive Officer	2013	$336,539	$250,000	$2,214,500	$1,106,602	$-	$37,003	$36,577	$3,981,221

(1)                  For Shepard, Harrison and Munden in 2014, represents retention bonuses paid pursuant to their respective Severance Agreements, and additionally for Mr. Harrison, a discretionary retention incentive of $34,516 in the form of restricted stock and options granted in 2015 in part in respect of 2014 performance (the value of which are included in columns (e) and (f)); for Messrs. Galati and Harrison in 2015, represents divisional anniversary bonuses; for Mr. Philpott, the amount represents minimum bonus payable under his employment agreement in respect of 2013 irrespective of company performance.

(2)                  The amounts in columns (e) and (f) reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2015 included in our Form 10-K.  For performance based stock units the fair value assumed such awards vested based on probable outcome of the performance conditions as of the grant date (which was the maximum level).  For Ms. Puckett, 2013 and 2014 amounts reflect stock awards made in respect of her service as an independent director, and in 2015 includes $59,993 for similar stock grants.

(3)                  The amount shown in column (g) are attributable to annual cash bonuses earned in the applicable fiscal year, although these bonuses, if any, are paid early in the following year.  See “Annual Incentive Compensation” in the CD&A above.

(4)                  The amounts in column (h) reflect an estimate of the actuarial increase in the present value of the named executive officer’s benefits under the Restoration Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements and described in note F of our audited financial statements for the fiscal year ended December 31, 2015 included in our Form 10-K. There can be no assurance that the amounts shown will ever be realized by the named executive officers.

(5)                  Mr. Philpott departed the company effective July 7, 2015.

All Other Compensation

Name	Year	Insurance Premiums (1)	Auto Allowance	Company Contributions to 401(k) Plan	Dividends on Restricted Stock (2)	Other (3)	Total
Karen Puckett	2015	$-	$5,300	$-	$23,357	$60,000	$88,657
	2014	$-	$-	$-	$4,950	$63,500	$68,450
	2013	$-	$-	$-	$2,854	$62,750	$65,604

Doug Shepard	2015	$519	$11,700	$10,600	$35,746	$-	$58,565
	2014	$519	$11,700	$10,400	$17,218	$-	$39,837
	2013	$519	$11,700	$10,200	$11,356	$-	$33,775
Philip Galati	2015	$753	$11,700	$8,655	$10,297	$-	$31,405
	2014	$-	$6,825	$-	$4,384	$-	$11,209
	2013	$-	$-	$-	$-	$-	$-

Andrew Harrison	2015	$914	$11,700	$10,600	$14,787	$-	$38,001
	2014	$580	$10,575	$10,400	$11,034	$-	$32,589
	2013	$580	$7,200	$10,200	$6,996	$-	$24,976

Robert Munden	2015	$475	$11,700	$10,600	$13,774	$-	$36,549
	2014	$475	$11,700	$10,400	$12,054	$-	$34,629
	2013	$475	$11,700	$10,200	$9,265	$-	$31,640

Robert Philpott	2015	$2,027	$9,275	$10,800	$30,759	$2,818,950	$2,871,811
	2014	$2,027	$15,900	$10,400	$49,615	$-	$77,942
	2013	$2,027	$7,950	$-	$17,000	$9,600	$36,577

(1)                     Reflects annual premium paid by Harte Hanks for life insurance policies obtained in connection with providing salary continuation benefits to each of the named executive officers; see “Perquisites” included above in the CD&A.

(2)                     Reflects dividends paid by Harte Hanks during the year on shares of restricted stock held by each of the named executive officers; such dividends are paid at the same rate as paid on other shares of common stock.

(3)                     Amounts for Ms. Puckett reflect (i) in 2015, board service fees of $50,000 earned during her tenure as an independent director, and reimbursement of $10,000 in legal fees incurred in connection with the negotiation of her employment agreement, and (ii) in 2014 and 2013, board service fees earned as an independent director.  Amounts for Mr. Philpott represent, (i) in 2015, severance payments made in connection with the CEO Transition (two years of base salary, and acceleration of vesting of all time-vesting restricted stock awards), and (ii) in 2013, reimbursement for legal fees incurred in connection with the negotiation of his employment agreement.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity-based awards during 2015 to our named executive officers.  All equity awards described below were granted pursuant to our 2013 Plan, except for inducement awards made to Ms. Puckett in connection with her employment as our CEO.  Recipients receive dividends on unvested restricted stock at the same rate as other stockholders ($0.085 per share per quarter during 2015, but currently none); dividends are not paid in respect of performance awards or stock options.  Vesting of equity awards accelerates in full upon a change of control (as defined in the 2013 Plan); see “Potential Payments Upon Termination or Change in Control” below for other circumstance in which equity awards may vest.  Other than the amounts reported in the Summary Compensation table above, there were no non-equity incentive plan awards granted in 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target (1)	Maximum	Threshold	Target	Maximum	or Units	Options (2)	Awards (3)	Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Karen Puckett (5)
Stock Options	9/17/2015				-	-	-	-	867,364	$3.79	$577,115
Performance Stock	9/17/2015				174,905	262,357	349,809	-	-	$2.13	$745,093
Restricted Stock	9/17/2015				-	-	-	212,401	-	$3.79	$805,000
Restricted Stock (6)	2/5/2015				-	-	-	7,731	-	$7.76	$59,993

Doug Shepard
Annual Incentive	3/17/2015	$112,500	$225,000	$450,000	-	-	-	-	-	-	-
Stock Options	4/15/2015				-	-	-	-	83,098	$7.68	$171,561
Performance Stock	4/15/2015				15,417	23,125	30,833	-	-	$6.68	$205,875
Restricted Stock	7/7/2015				-	-	-	78,671	-	$5.72	$449,998
Restricted Stock	4/15/2015				-	-	-	40,209	-	$7.68	$308,805

Philip Galati
Annual Incentive	3/17/2015	$78,000	$156,000	$312,000	-	-	-	-	-	-	-
Stock Options	4/15/2015				-	-	-	-	47,921	$7.68	$98,936
Performance Stock	4/15/2015				8,890	13,335	17,780	-	-	$6.68	$118,719
Restricted Stock	4/15/2015				-	-	-	23,188	-	$7.68	$178,084

Andrew Harrison
Annual Incentive	3/17/2015	$72,500	$145,000	$290,000	-	-	-	-
Stock Options	4/15/2015				-	-	-	-	47,921	$7.68	$98,936
Stock Options (6)	2/5/2015								5,700	$7.76	$11,391
Performance Stock	4/15/2015				8,890	13,335	17,780	-	-	$6.68	$118,719
Restricted Stock	4/15/2015				-	-	-	23,188	-	$7.68	$178,084
Restricted Stock (6)	2/5/2015				-	-	-	2,980	-	$7.76	$23,125

Robert Munden
Annual Incentive	3/17/2015	$76,250	$152,500	$305,000	-	-	-	-	-	-	-
Stock Options	4/15/2015				-	-	-	-	47,921	$7.68	$98,936
Performance Stock	4/15/2015				8,890	13,335	17,780	-	-	$6.68	$118,719
Restricted Stock	4/15/2015				-	-	-	23,188	-	$7.68	$178,084

Robert Philpott
Annual Incentive	3/17/2015	$350,000	$700,000	$1,400,000	-	-	-	-	-	-	-
Stock Options	4/15/2015				-	-	-	-	142,584	$7.68	$294,373
Performance Stock	4/15/2015				73,479	110,218	146,957	-	-	$6.68	$981,246
Restricted Stock	4/15/2015				-	-	-	89,436	-	$7.68	$686,868

(1)      All options in 2015 were granted at exercise prices equal to the market value of our common stock on the grant date.  Options expire on the tenth anniversary of the grant date and (except as noted for Mr. Harrison) vest in four equal annual installments, one on each of the first four anniversary of the grant date.

(2)      The amount shown in column (k) is based upon the closing market price of our common stock on the grant date, as reported on the NYSE.

(3)      The amounts shown in column (l) represent the full grant date fair value of the options and awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2015 included in our Form 10-K.

(4)      Ms. Puckett did not participate in a short-term incentive plan for 2015.

(5)      Represents shares issued in connection with her service as an independent director.

(6)      Represents restricted stock and options granted in respect of Mr. Harrison’s 2014 performance, which vested in one year.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held at the end of 2015 by our named executive officers.   Most of these equity awards were issued pursuant to the 2013 Plan or the 2005 Plan, with Ms. Puckett’s September 2015 grants being issued as inducement awards outside our stockholder-approved plans as permitted by NYSE regulations.   The 2013 Plan and 2005 Plan are filed as exhibits to our Annual Report on Form 10-K, as are the award documents for Ms. Puckett’s inducement awards.  Mr. Philpott had no outstanding equity awards at the end of 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (2)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)	(j)
Karen Puckett	-	867,364	(3)	$3.79	9/17/2025	212,401	(9)	$688,179	349,809	$1,133,381
						7,731	(10)	$25,048		$-
						5,706	(11)	$18,487		$-
						2,159	(12)	$6,995		$-

Doug Shepard	-	83,098	(4)	$7.68	4/15/2025	78,671	(13)	$254,894	30,833	$99,899
	19,973	59,920	(5)	$8.23	4/15/2024	40,209	(14)	$130,277	26,589	$86,148
	45,000	15,000	(6)	$7.25	9/18/2022	22,792	(15)	$73,846	30,000	$97,200
	30,000	10,000	(7)	$9.91	2/5/2022	10,000	(16)	$32,400		$-
	10,000	-		$12.31	2/5/2021			$-		$-
	75,000	-		$11.90	2/5/2020			$-		$-
	90,000	-		$6.04	2/5/2019			$-		$-
	15,000	-		$15.90	2/5/2018			$-		$-
	50,000	-		$17.30	12/31/2017			$-		$-

Philip Galati	-	47,921	(4)	$7.68	4/15/2025	23,188	(14)	$75,129	17,780	$57,607
	9,005	27,016	(8)	$7.95	5/29/2024	11,462	(17)	$37,137	13,955	$45,214
								$-		$-
								$-		$-
								$-		$-

Andrew Harrison	-	47,921	(4)	$7.68	4/15/2025	23,188	(14)	$75,129	17,780	$57,607
	-	5,700	(7)	$7.76	2/5/2025	2,980	(12)	$9,655	15,333	$49,679
	11,518	34,555	(5)	$8.23	4/15/2024	13,144	(17)	$42,587	25,000	$81,000
	30,000	10,000	(6)	$7.25	9/18/2022	8,334	(16)	$27,002		$-
	6,000	2,000	(7)	$9.91	2/5/2022			$-		$-
	4,000	-		$12.31	2/5/2021			$-		$-
	12,000	-		$11.90	2/5/2020			$-		$-
	11,250	-		$6.04	2/5/2019			$-		$-
	4,000	-		$15.90	2/5/2018			$-		$-
	750	-		$26.07	2/5/2017			$-		$-
	1,000	-		$25.80	1/25/2016			$-		$-

Robert Munden	-	47,921	(4)	$7.68	4/15/2025	23,188	(14)	$75,129	17,780	$57,607
	11,518	34,555	(5)	$8.23	4/15/2024	13,144	(15)	$42,587	15,333	$49,679
	45,000	15,000	(6)	$7.25	9/18/2022	8,334	(16)	$27,002	25,000	$81,000
	21,000	7,000	(7)	$9.91	2/5/2022			$-		$-
	12,000	-		$12.31	2/5/2021			$-		$-
	40,000	-		$13.19	4/9/2020			$-		$-

(1)                Based upon the closing market price of our common stock as of December 31, 2015 ($3.24), as reported on the NYSE.

(2)                In 2013,  2014 and 2015, our Compensation Committee awarded our executives performance-based stock units which are payable, if earned, in shares of common stock.   The payout levels range from 0% to a maximum of 100% of the performance units granted.  At the time of each grant, it was expected that the probable outcome of the performance criterion would lead to a payout level of 75%.  As of December 31, 2015, however, the threshold performance criteria were not expected to be achieved for awards made to executives other than Ms. Puckett.

(3)                These options vest in four equal annual installments on September 17 of 2016 - 2019.

(4)                These options vest in four equal annual installments on April 15 of 2016 - 2019.

(5)                These options vest in three equal annual installments on April 15 of 2016 - 2018.

(6)	These options vest on September 18, 2016

(7)	These options vested February 5, 2015.

(8)	These options vest in three equal annual installments on May 29 of 2016 - 2018.

(9)	Restricted stock vests in three equal annual installments on September 17 of 2016 - 2018.

(10)	Restricted stock vest(ed) in three equal annual installments on February 5 of 2016 - 2018.

(11)	Restricted stock vest(ed) in two equal annual installments on February 5 of 2016 - 2017.

(12)	Restricted stock vested on February 5, 2016.

(13)	Restricted stock vests in three equal annual installments on July 7 of 2016 – 2018

(14)	Restricted stock vests in three equal annual installments on April 15 of 2016 – 2018

(15)	Restricted stock vests in two equal annual installments on April 15 of 2016 – 2017

(16)	Restricted stock vests on April 15, 2016.

(17)	Restricted stock vests in two equal annual installments on May 29 of 2016 – 2017

Option Exercises and Stock Vested

The following table sets forth information for our named executive officers regarding option exercises and equity vesting during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(d)	(e) (1)
Karen Puckett	6,694	$53,485
Doug Shepard	26,395	$205,882
Philip Galati	5,731	$35,876
Andrew Harrison	15,904	$124,182
Robert Munden	18,904	$148,152
Robert Philpott	239,562	$1,418,950

_________________

(1)	Calculated as the aggregate market value of the vested shares based on the closing price of our common stock on the vesting date.

Pension Benefits—Restoration Pension Plan

The table below under this heading sets forth information regarding estimated payments or other benefits payable at, following or in connection with retirement to which our named executive officers are entitled under our Restoration Pension Plan.  The Restoration Pension Plan are administered by a committee comprised of Messrs. Copeland, Shepard and Munden.

The purpose of this unfunded, non-qualified pension plan is to provide executives with the benefits they would receive if our qualified defined benefit plan (in which no current named executive participates) were not subject to the benefit and compensation limits imposed by Section 415 and Section 401(a)(17) of the Code and had benefit accruals under such plan not been frozen at December 31, 1998.  The Restoration Pension Plan was itself frozen to participation and benefit accruals as of April 1, 2014; all current participants—current or former executive officers—are fully vested.  Benefits accrued and vested after December 31, 2004 under the Restoration Pension Plan are subject to non-qualified deferred compensation rules under Section 409A of the Code.  The Restoration Pension Plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Restoration Pension Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years on April 1, 2014 that gives the highest average. For purposes of determining the gross benefit under the Restoration Pension Plan, compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan, but only recognizes up to 100% of the target bonus amount for years prior to 2001 and up to 50% of the target bonus amount for years after 2000. The compensation for the gross Restoration Pension Plan benefit is not limited by the Code Section 401(a)(17) pay limit.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” means a 35-year average of the Maximum Taxable Wages (MTW) under social security.  The MTW is the annual limit on wages subject to the FICA tax for social security. The 35-year period ends with the year the employee reaches eligibility for an unreduced social security benefit (age 65, 66, or 67 depending on the year the employee was born).  For years after 2014 (the year of the Restoration Pension Plan freeze) and prior to the end of the 35-year period, the MTW from 2014 is used.

The monthly amount is the lesser of the sum of A and B multiplied by C and D as defined below:

A =	1.0 percent of the Average Monthly Compensation multiplied by the projected number of years of credited service at the Normal Retirement Date.

B =	0.65 percent of the Average Monthly Compensation in excess of 1/12 of Covered Compensation multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C =	Ratio of credited service at April 1, 2014 to projected credited service at the Normal Retirement Date.

D =	50 percent of Average Monthly Compensation.

Participants are eligible for early retirement upon attainment of age 55 if they are vested (as all current participants are).  The monthly amount payable upon early retirement is equal to the monthly accrued benefit at the date of termination multiplied by an early retirement factor as decreased by certain plan and Internal Revenue Service-prescribed early retirement factors.  We do not have a policy for granting extra years of credited service.  In the event of a change of control (as defined in the Restoration Benefit Plan), our then-current obligations are required to be funded through the establishment of a trust fund.

The amounts reported in the following table equal the present value of the accumulated benefit through December 31, 2015 for our named executive officers under the Restoration Pension Plan based on the assumptions described in note (1).

		Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Karen Puckett	Restoration Benefit Plan	-	$-	$-
Doug Shepard	Restoration Benefit Plan	6.250	$249,172	$-
Philip Galati	Restoration Benefit Plan	-	$-	$-
Andrew Harrison	Restoration Benefit Plan	18.583	$261,453	$-
Robert Munden	Restoration Benefit Plan	4.000	$111,091	$-
Robert Philpott	Restoration Benefit Plan	0.750	$69,956	$-

(1)

The accumulated benefit is based on service and earnings, as described above, considered by the plans for the period through December 31, 2015 (or July 7, 2015 in the case of Mr. Philpott). The present value has been calculated using a discount rate of 4.49% and assuming the named executive officers will live and retire at the normal retirement age of 65 years. For purposes of calculating the actuarial present value, no pre-retirement decrements are factored into the calculations. The mortality assumption is based on the 2043 PPA Mortality Table for annuitants.

Nonqualified Deferred Compensation

In January 2015, the Compensation Committee designated all corporate officers as eligible to participate in our existing non-qualified deferred compensation plan (the “Deferred Compensation Plan”), which is filed as Exhibit 10.3 to our Form 8-K, dated June 27, 2008.  The Deferred Compensation Plan allows participants to defer receipt of some or all base salary and/or cash bonuses by making an annual election prior to the year in which such base salary and/or cash bonus is earned.  Compensation deferred under the Deferred Compensation Plan is distributed at the first to occur of (1) the beginning of the year following the year in which the participant separated from service with the company, (2) the date specified by the participant pursuant to a written election (which election may be changed to cause payment at a later date, subject to certain restrictions), (3) 60 days after the participant becomes disabled, or (4) 60 days after a change in control of the company.  Participants may elect to receive distributions in a single payment, or in approximately equal quarterly, semi-annual or annual installments over a period of up to 10 years.  Compensation deferred pursuant to the Deferred Compensation Plan accrues interest annually at Bank of America’s base or prime rate.  The Deferred Compensation Plan is not funded by the company and participants have an unsecured contractual commitment to receive the amounts due thereunder.  When distributions are due, they are distributed from the company’s general assets.  In 2015 no executive officer made deferrals or received deferred compensation distributions arising from previous compensation deferrals pursuant to the Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

Payments Pursuant to Severance Agreements

In 2015 we had four types of severance arrangements with our executive officers, each addressing or intended to address different employment and/or termination circumstances:

•                  the Executive Severance Policy;

•                  the newly-revised CIC Agreements;

•                  Severance Agreements with Messrs. Harrison, Munden and Shepard; and

•                  employment agreements with our CEOs (Mr. Philpott and Ms. Puckett).

Severance Arrangements—Executive Severance Policy

In January 2015, we adopted an Executive Severance Policy applicable to corporate officers and certain other executive employees designated by the Committee.  The Severance Policy applies only for executives in circumstances when they do not have a specific agreement that determines their rights to severance, such as the CIC Agreements, Severance Agreements and CEO employment agreements.  The Severance Policy provides executives whose employment is terminated without “cause,” (i) severance payments equal to such executive’s then-current base salary for the applicable severance period (two years for our CEO and one year for all others) and (ii) subject to certain conditions, up to a year of contributions toward health care coverage.  In exchange, executives are required to deliver a full release to the company, and adhere to non-competition and non-solicitation covenants.  The Executive Severance Policy does not provide any acceleration of vesting for equity awards in the event of an executive’s termination.  The Severance Policy can be amended upon six months’ notice by the Committee, and it terminates immediately prior to a change of control of the company.

Severance Arrangements—CIC Agreements

In 2015 we adopted a new form for our CIC Agreements which has been accepted by all of our officers (except for the CEO, who has similar terms are in her employment agreement).  The CIC Agreements provide that if, after a change in control, an executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability or (ii) elects to terminate his employment after specified adverse actions are taken by Harte Hanks, then such executive is entitled to severance compensation and a cash payment sufficient to cover health insurance premiums for a period of 24 months.  The amount of severance compensation is the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the executive’s target-level bonus or incentive compensation, multiplied by 1.0 for vice presidents, 2.0 for senior vice presidents and executive vice presidents, and 3.0 for the CEO.  The foregoing severance multiples were reduced by 0.5 for levels below CEO as a result of the 2015 CIC Agreement changes, but incumbent officers retained their earlier-awarded higher multiples (as reflected in the Potential Termination and Change in Control Benefits table below).

In addition to adopting a more customary form, the revised CIC Agreement also eliminated the “single-trigger” automatic acceleration of equity awards upon a change in control for executives.  Instead, so long as such awards are assumed or replaced with equivalent awards by the acquirer, there will be no acceleration of equity awards.  Other changes to the CIC Agreements included:

•	Establishing a clear offset right for the company so that executives cannot claim duplicate compensation under multiple arrangements;

•	Basing the bonus component of severance compensation on the target bonus payable to the executive, rather than an average of previously paid bonuses; and

•	Reforming the term and tail-period provisions to provide more clarity and certainty.

Severance Arrangements—Severance Agreements

The Severance Agreements were designed to promote the retention of key executives (including Messrs. Shepard, Harrison and Munden) during our 2013 CEO transition, to allow our new CEO at the time to be able to rely on a stable base of executive leaders familiar with our business.  The Severance Agreements provide that if an officer is terminated other than (1) by reason of such officer’s death or disability, or (2) for cause, then:

•	the company shall pay such officer a lump sum cash payment equal to 1.5 times such officer’s then-current annual base salary;

•

for a period of up to 18 months, the company will reimburse such officer for healthcare coverage as then elected to the extent such costs exceed his or her employee contribution prior to the termination date; and

•	all outstanding, unvested shares of time vesting restricted common stock held by such officer shall automatically become fully vested.

Severance Arrangements—CEO Agreements

Our employment agreement with Ms. Puckett contains severance arrangements materially consistent with the CIC Agreements and Severance Agreements.  The severance arrangements under this agreement differs materially from the foregoing only in that:

•	she is also entitled to severance compensation if she terminates her employment for good reason (as defined in the employment agreement);

•	her initial (inducement) restricted stock and option grants (but no subsequent grants) would vest one additional tranche upon a termination without cause or for good reason; and

•	she would receive severance compensation equal to two times her then-current base salary for most terminations not connected to a change in control.

Prior to his departure in 2015, Mr. Philpott’s employment agreement had severance arrangements similar to Ms. Puckett’s, except that all of his time-vesting restricted stock and inducement option awards would vest upon a termination without cause or for good reason.  In connection with Mr. Philpott’s separation from the company in 2015, he received the same severance compensation he would have had he been terminated without cause under his employment agreement, as reflected in the Summary Compensation Table (“All Other Compensation”): two year’s salary and acceleration of all time-vesting restricted stock and inducement option awards.

The foregoing description of our executive severance agreements do not include all terms contained in the actual agreements.  Please refer to the full text of the agreements for the complete terms and provisions, copies of which are filed as exhibits to our public filings with the SEC.  Refer to our 2015 Form 10-K exhibit list for the location of each of these agreements.

Payments Made Upon Retirement

For a description of the pension plans in which the named executive officers participate, see the Pension Benefits table above. The tables below provide the estimated pension benefits that would have become payable if the named executive officer had ceased to be employed as of December 31, 2015.  None of our current named executive officers is eligible for early retirement.

Payments Made Upon Death or Disability

For a discussion of the supplemental life insurance benefits for the named executive officers, see the section above entitled “Perquisites” and the All Other Compensation table above.  The tables below provide the amounts the beneficiaries of each named executive officer would have received had such officer died on December 31, 2015.  The company pays for long-term disability insurance for all salaried employees, and the table below provides the estimated amounts payable to our named executive officers (or their guardians) if they had become eligible for payments under such policy on December 31, 2015.

Potential Termination and Change in Control Benefits

The following table illustrates an estimated amount of compensation potentially payable to each named executive officer upon termination of such executive’s employment under various scenarios.  Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment.  The amounts shown assume that such event occurred as of December 31, 2015, and, therefore are estimates of the amounts that would have been paid to such executives upon such event.  Actual amounts to be paid can only be determined at the time of the event triggering the payment obligations.  No additional payments are required in the event of a termination for cause in connection with a change in control.  Mr. Galati is included in the tables below, but his employment was terminated on April 1, 2016, and no payments (other than for wages and benefits accrued prior to termination) were made.

	No Change in Control			Change in Control
			Termination		Termination
			Without	No	Without Cause or
	Disability	Death	Cause	Termination (1)	For Good Reason
Karen Puckett
Retirement Benefits	$-	$-	$-	$-	$-
Disability Benefits	1,602,752	-	-	-	-
Salary Continuation (2)	-	900,000	-	-	-
Cash Severence (3)	-	-	1,460,000	-	6,570,000
Health Benefits (3) (4)	-	-	-	-	-
Equity Vesting Acceleration (3) (5)	738,710	738,710	738,710	-	1,872,091
Estimated Total	$2,341,462	$1,638,710	$2,198,710	$0	$8,442,091

Doug Shepard
Retirement Benefits (6)	$249,172	$249,172	$249,172	$249,172	$249,172
Disability Benefits	2,924,476	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severence	-	-	675,000	-	1,687,500
Health Benefits (4)	-	-	15,295	-	30,354
Equity Vesting Acceleration (5)	491,417	491,417	491,417	-	774,665
Estimated Total	$3,665,066	$1,440,589	$1,430,885	$249,172	$2,741,690

Philip Galati
Retirement Benefits	$-	$-	$-	$-	$-
Disability Benefits	1,901,569	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severence	-	-	312,000	-	1,170,000
Health Benefits (4)	-	-	23,341	-	49,035
Equity Vesting Acceleration (5)	112,266	112,266	-	-	215,087
Estimated Total	$2,013,835	$812,266	$335,341	$0	$1,434,123

Andrew Harrison
Retirement Benefits (6)	$261,453	$261,453	$261,453	$261,453	$261,453
Disability Benefits	2,715,302	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severence	-	-	435,000	-	870,000
Health Benefits (4)	-	-	20,066	-	39,642
Equity Vesting Acceleration (5)	154,373	154,373	154,373	-	342,659
Estimated Total	$3,131,128	$1,115,826	$870,892	$261,453	$1,513,754

Robert Munden
Retirement Benefits (6)	$111,091	$111,091	$111,091	$111,091	$111,091
Disability Benefits	2,449,971	-	-	-	-
Salary Continuation (2)	-	700,000	-	-	-
Cash Severence	-	-	457,500	-	1,143,750
Health Benefits (4)	-	-	20,067	-	38,550
Equity Vesting Acceleration (5)	144,718	144,718	144,718	-	333,004
Estimated Total	$2,705,780	$955,809	$733,376	$111,091	$1,626,395

(1)	Assumes equity awards are assumed or replaced with equivalents, as described under the terms of the CIC Agreements and Ms. Puckett’s employment agreement.

(2)	Reflects the aggregate amount of 10 annual payments payable to the executive’s estate in the event of such executive’s death while employed.

(3)	The non-change in control amounts are also payable if Ms. Puckett terminates for “good reason” as defined in her employment agreement.

(4)

Reflects the estimated payments to (i) partially offset the cost of 18 months (no change in control) or (ii) entirely offset the cost of 24 months of future premiums (change in control) under our health and welfare benefit plans.

(5)	Values are calculated based on the closing price of our common stock of $3.24 on December 31, 2015.

(6)

Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2015, which the named executive officer would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. None of our named executive officers have reached normal retirement age. These amounts would also be payable in the event of termination with or without cause or voluntary resignation, provided that some or all of this amount is subject to clawback under certain circumstances: in the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits under the Restoration Pension Plan.

DIRECTOR COMPENSATION

Elements of Current Director Compensation Program

Directors’ compensation includes cash and stock-based incentives. Employee directors are not paid additional compensation for their services as directors.  As of the date of this proxy statement, non-employee directors receive the following compensation for their services on the Board and its committees. Directors’ compensation is subject to change from time to time, and the Board has acted to change certain elements of director compensation as noted in “Establishing Director Compensation” below the table.

Element	Description	Amount

Annual Cash Retainer	Payable to “independent” Board members, as determined by the Board in accordance with applicable rules	$45,000
Annual Retainer for Independent Chairman

Payable to the Chairman if the Chairman is an independent director; consists of a grant of restricted stock on July 1 of each year, vesting in one year but otherwise consistent with Annual Equity Awards (below); in addition to other amounts payable for service as a director.

		Shares equal to $50,000
Annual Cash Retainer for Committee Chairs	• Audit Committee Chair	$15,000
	• Compensation Committee Chair	$10,000
	• Nominating and Corporate Governance Committee Chair	$8,000
Cash Meeting Fees	• Per in-person Board meeting attended (payable to independent directors)	$2,000
	• Per in-person Committee meeting attended (payable to applicable Committee members)	$1,000
	• Per telephonic Board meeting attended (payable to independent directors)	$750
	• Per telephonic Committee meeting attended (payable to applicable Committee members)	$750
Annual Equity Election In Lieu of Cash Fees

•     Each independent director may elect, annually or in connection with such director’s appointment to the Board, to receive all or a portion of such director’s cash compensation otherwise payable for such director’s services in shares of the company’s common stock

		Up to 100% of a director’s cash compensation

•     These shares of common stock are granted as soon as administratively practicable following the end of each of the company’s fiscal quarters; the number of shares delivered is based on the market value of one share of the company’s common stock on the NYSE as of the last day of the immediately preceding quarter, in accordance with the 2013 Plan

2015 Annual Equity Awards

•     For the calendar year 2015, each independent director received shares of restricted stock, with a grant date of February 5, 2014 (the fixed date previously selected for long-term incentive awards) and which vest in three equal annual installments beginning the first anniversary of the grant date

		Shares equal to $60,000
	• The number of shares of restricted stock delivered was based on the market value of one share of the company’s common stock on the NYSE on the grant date, in accordance with the 2013 Plan
	• These shares of restricted stock were granted pursuant to the 2013 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2013 Plan
Other	• Non-management directors may also receive compensation from time to time for any service on special Board committees	As applicable
	• All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board or any of its committees

Establishing Director Compensation

The Compensation Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors.  The Compensation Committee may appoint subcommittees and delegate to a subcommittee such power and authority as it deems appropriate, subject to certain limitations set forth in its charter and discussed above in the CD&A.  The Compensation Committee did not appoint any subcommittees during 2015.

The Compensation Committee has the sole authority to retain or terminate a consulting firm engaged to assist in the evaluation of director compensation.  From time to time, the Compensation Committee reviews surveys and other information provided by outside consultants to provide insights on director compensation matters.  Our director compensation is structured predominantly based upon the results of such reviews as well as the amount of time devoted to Board and committee meetings.  The Committee believes that engaging a consultant on a periodic basis is more appropriate than having annual engagements.

In connection with Meridian’s 2014 engagement to review the company’s executive compensation programs, the Committee also requested that Meridian conduct a review and analysis of our compensation of non-employee directors and related policies, practices and trends. In March 2015, the Committee made its 2015 annual non-employee director compensation determinations, taking into account the results of Meridian’s review, analysis and recommendations, among other factors, and no changes were made from the 2014 compensation program.  The Board believes this overall compensation level is appropriate to attract and retain highly qualified board candidates.

Director Stock Ownership Guidelines & Hedging Policy

Under our Corporate Governance Principles adopted by the Board non-employee directors are expected to hold three times the annual cash retainer amount (or $135,000) in company stock.  Employee directors are subject to the stock ownership guidelines applicable to management, as described above, rather than these director stock ownership guidelines.  At December 31, 2015, each of our directors other than Mr. Carley was in compliance with this policy.  As part of our Business Conduct Policy, we have adopted an insider trading policy that, among other things, forbids directors from engaging in hedging activities with respect to our securities.

2015 Director Compensation for Non-Employee Directors

The following table shows 2015 compensation recognized for financial statement reporting purposes of our non-employee directors. Consequently, the amounts reflected in the “Stock Awards” and “Options Awards” columns below also include compensation expense amounts from awards granted in prior years.  All fees were paid in cash, unless otherwise designated.

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)	($) (1)	($) (2)	($)
(a)	(b)	(c)	(e)	(f)
Stephen E. Carley	$69,754	$59,993	$5,456	$135,203
David L. Copeland	$84,250	$59,993	$5,303	$149,545
William F. Farley (3)	$85,014	$59,993	$5,303	$150,310
Christopher M. Harte (4) (5)	$73,257	$109,991	$7,911	$191,159
Scott C. Key (4)	$69,261	$59,993	$5,456	$134,710
Judy C. Odom	$83,002	$59,993	$5,303	$148,297
Karen A. Puckett (6)	$50,000	$59,993	$3,977	$113,970

___________________

(1)

Each of the independent directors was granted shares of restricted stock in 2015 with a grant date fair value of $60,000 (rounded down to the nearest whole share), computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2015 included in our Form 10-K. Restricted stock awards are granted without consideration and vest in three equal annual installments beginning the first anniversary of the date of grant.

(2)	Reflects dividends paid during the year on shares of restricted stock held by such director.

(3)	Elected to receive half of all fees in the form of stock.

(4)	Elected to receive all fees in the form of stock.

(5)

Received an additional equity grant in 2015 in respect of his service as Chairman with a grant date fair value of $50,000 (rounded down to the nearest whole share), plus $10,000 in cash for service in connection with the CEO Transition. The additional restricted stock award was granted without consideration and vests on June 30, 2016.

(6)

Amounts are also included in the Summary Compensation Table, Grant of Plan Based Awards Table and Outstanding Equity Awards at Year End above, and were earned prior to Ms. Puckett’s appointment as our CEO.

Equity Awards Outstanding at Year End

The following table shows the number of outstanding equity awards held by our non-employee directors as of December 31, 2015; none of our non-employee directors held stock options.

Name	Number of Outstanding Shares of Restricted Stock (#)	Total (#)
Stephen E. Carley	15,526	15,526
David L. Copeland	15,596	15,596
William F. Farley	15,596	15,596
Christopher M. Harte	23,985	23,985
Scott C. Key	15,526	15,526
Judy C. Odom	15,596	15,596

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.  “Committee”, within this Report of the Audit Committee, means the Audit Committee.

The Audit Committee is comprised of three directors.  The Board has determined in its business judgment that each Committee member is independent under the standards of director independence established under our Corporate Governance Principles and the NYSE listing requirements, and is also independent under applicable federal securities laws, including Section 10A(m)(3) of the Exchange Act.  The Committee has the authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the company’s independent registered public accounting firm (independent auditors).  The Board has determined that Messrs. Copeland and Farley qualify as audit committee financial experts under applicable federal securities laws.

The Committee acts under a written charter which focuses the Committee primarily on oversight of:

•      The integrity of the company’s financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•      The qualifications and performance of the company’s independent auditors;

•      The performance of the company’s internal audit function; and

•      The company’s compliance with legal and regulatory requirements.

The Committee’s functions are not intended to duplicate or certify the activities of the company’s independent auditors or management, nor can the Committee certify that the company’s auditors are independent under applicable federal securities laws and NYSE rules.

The Committee meets with management periodically to consider the scope and adequacy of the company’s internal controls and the objectivity of its financial reporting and discusses these matters with the company’s independent registered public accounting firm (or “independent auditors”), the company’s internal auditors and appropriate company financial personnel.  The Committee also meets privately with the company’s independent auditors, and the company’s internal auditors.  The company’s independent auditors and its internal auditors have unrestricted access to the Committee and can meet with the Committee upon request.

In addition, the Committee reviews the company’s financial statements and reports its recommendations to the full Board as required for approval and to authorize action.  It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In rendering this report, the Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) and on representations of the company’s independent auditors included in their report on the company’s financial statements.  The Committee’s considerations and discussions with management and the independent auditors, however, do not assure that the company’s financial statements are presented in accordance with GAAP.  Likewise, the Committee’s considerations and discussions with management and the independent auditors do not assure that the audit of the company’s financial statements has been performed in accordance with U.S. generally accepted auditing standards, or that the company’s independent auditors are in fact independent.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with GAAP and for the report on the company’s internal control over financial reporting.  The company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and for attesting to management’s report on the company’s internal control over financial reporting.  The Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting.

The Committee held nine meetings in 2015.  The meetings followed agendas and procedures that, among other things, facilitated and encouraged communication among the Committee, management, the company’s internal auditors and KPMG LLP (“KPMG”), the company’s independent auditors for 2015.  The Committee discussed with the company’s internal auditors and KPMG the overall scope and plans for their respective audits.  In addition, the Committee reviewed the audited consolidated financial statements for the 2015 fiscal year and met and held discussions with management and the company’s independent auditors to discuss those financial statements and the audit related thereto.

The Committee reviewed and discussed (i) the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting, (ii) the company’s guidelines, policies and procedures for financial risk assessment and management and the major financial risk exposures of the company and its business units, as appropriate, (iii) the audited consolidated financial statements for the fiscal year ended December 31, 2015 with management, the company’s internal auditors and KPMG, and (iv) with management, the company’s internal auditors and KPMG management’s annual report on the company’s internal control over financial reporting and KPMG’s audit report.

The Committee discussed with management, the company’s internal auditors and KPMG the processes supporting certifications by the company’s CEO and Chief Financial Officer that are required by the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC.  In addition, the Committee discussed with management, the company’s internal auditors and KPMG the processes supporting management’s annual report on the company’s internal controls over financial reporting.  The Committee met with the company’s internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal controls.

The Committee has also discussed with KPMG all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T.

KPMG provided to the Committee the written disclosures and the letter provided by applicable requirements of the PCAOB concerning independence.  The Committee discussed with KPMG its independence from the company. When considering KPMG’s independence, the Committee reviewed the services KPMG provided to the company that were not in connection with its audit of the company’s consolidated financial statements.  These services included reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q.  The Committee also reviewed the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, KPMG.  In addition, when considering KPMG’s independence, the Committee considered any fees received by the company from KPMG.

Based on these activities, the Committee recommended to the Board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2015 be included in the company’s Annual Report on Form 10-K.  As recently disclosed in our Form 8-K filed with the SEC on April 6, 2016, the Committee has selected Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Audit Committee
William F. Farley, Chair
David L. Copeland
Scott C. Key

Independent Auditor Fees and Services

The following table sets forth the aggregate fees billed by KPMG or fees payable for professional services in or related to 2014 and 2015.

	2014	2015
Audit Fees (1)	$795,000	$970,000
Audit Related Fees (2)	35,000	141,948
Tax Fees (relating to state, federal and international tax matters)	36,000	62,586
All Other Fees	—	—
Total	$866,000	$1,174,534

(1)                   Fees for the annual financial statement audit, quarterly financial statement reviews and audit of internal control over financial reporting.

(2)                   Includes fees for assurance and related services other than those included in Audit Fees. Includes charges for statutory audits of certain of the company’s foreign subsidiaries required by countries in which they are domiciled in 2014 and 2015.

Pre-Approval for Non-Audit Services

Pursuant to its charter, the Audit Committee pre-approves all permitted non-audit services to be performed for Harte Hanks by its independent auditors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that such subcommittee’s preapproval decisions are presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Class II Directors

We currently have seven directors serving on our Board, divided into three classes, each of which is elected for a three-year term.  One class of directors is elected each year at our annual meeting of stockholders.  The current term of our Class II directors expires at our 2016 annual meeting.  The Class II directors elected in 2016 will be elected to serve a term ending at our 2019 annual meeting of stockholders, or until their successors are duly elected and qualified (or their earlier death, resignation or removal).

The nominees for Class II directors are (1) Stephen E. Carley and (2) William F. Farley, each of whom is a currently serving as a director.  Mr. Farley additionally chairs our Audit Committee.  Each nominee has indicated his willingness to serve as a director if elected.  If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve his full term, the Board may reduce the size of the Board or designate a substitute to fill the vacancy.

Information with respect to the nominees is set forth in the section of this proxy statement entitled “Directors and Executive Officers.” We believe that our directors and officers intend to vote their shares FOR each of the Class II director nominees.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR the election of each of the Class II director nominees named above. The management proxy holders will vote all duly submitted proxies FOR election unless duly instructed otherwise.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Description of Proposal

In accordance with its charter, the Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as Harte Hanks’ independent registered public accounting firm to audit our consolidated financial statements for fiscal 2016 and to render other services required of them. The Board is submitting the appointment of Deloitte for ratification at the annual stockholders meeting.  Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Change of Independent Public Accountants

As previously reported on our Current Report on Form 8-K dated April 6, 2016, the Audit Committee (i) dismissed KPMG LLP (“KPMG”) as our independent registered public accounting firm and (ii) approved Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016, effective April 4, 2016.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through April 4, 2016, there were no: (a) disagreements between Harte Hanks and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement, or (b) reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of KPMG on the consolidated financial statements of Harte Hanks and its subsidiaries as of and for the fiscal years ended December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as described in the following paragraph.  The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as described in the following paragraph.

KPMG’s report on the consolidated financial statements of Harte Hanks and its subsidiaries as of and for the years ended December 31, 2015 and 2014, contained a separate paragraph stating that “As discussed in Note A to the consolidated financial statements, Harte Hanks, Inc. has changed its method of accounting for deferred income taxes effective January 1, 2014 due to the adoption of FASB ASU 2015-17, Balance Sheet Classification of Deferred Taxes.”  KPMG’s report on the effectiveness of internal control over financial reporting as of December 31, 2015 contained a separate paragraph stating that “Harte Hanks, Inc. acquired 3Q Digital, Inc. during 2015, and management excluded from its assessment of the effectiveness of Harte Hanks, Inc.’s internal control over financial reporting as of December 31, 2015, 3Q Digital, Inc.’s internal control over financial reporting associated with total assets of $7.0 million and total revenues of $17.9 million included in the consolidated financial statements of Harte Hanks, Inc. and subsidiaries as of, and for, the year ended December 31, 2015.  Our audit of internal control over financial reporting of Harte Hanks, Inc. also excluded an evaluation of the internal control over financial reporting of 3Q Digital, Inc.”

During Harte Hanks’ two most recent fiscal years ended December 31, 2015 and 2014, and through April 4, 2016, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Harte Hanks’ financial statements, and neither a written report nor oral advice was provided that Deloitte concluded was an important factor considered by Harte Hanks in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

Selection of Independent Registered Public Accounting Firm

The submission of this matter for ratification by stockholders is not legally required.  However, the Board and its Audit Committee believe that such submission provides an opportunity for stockholders to give direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider the selection of such firm as our independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace our independent registered public accounting firm. Ratification by the stockholders of the appointment of Deloitte does not limit the authority of the Audit Committee to direct the appointment of a new independent registered public accounting firm at any time during the year or thereafter, and the failure to gain such ratification does not limit the Audit Committee’s authority to retain Deloitte.

We believe that our directors and officers intend to vote their shares FOR this proposal.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte as Harte Hanks’ independent registered public accounting firm for fiscal 2016. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

OTHER BUSINESS

The Board is not aware of any matter to be presented for action at the annual meeting other than the matters set forth above. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in our proxy statement and form of proxy for our 2017 annual meeting must be received by us at our principal executive offices on or before December 12, 2016.  Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

Under our bylaws, stockholder nominations for election of directors or stockholder proposals that are being submitted other than for inclusion in the proxy statement and form of proxy for our 2017 annual meeting must be received at our principal executive offices no earlier than January 12, 2017 and no later than February 11, 2017.  Such proposals when submitted must be in full compliance with applicable law and our bylaws.

PROXY PROXY BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS 7:30 a.m., Eastern Time, Thursday, May 12, 2016 Harte Hanks – 3800 Horizon Boulevard, Suite 500, Trevose, Pennsylvania 19053 The undersigned stockholder of Harte Hanks, Inc. (“Harte Hanks”) hereby revokes any proxy or proxies previously granted and appoints Carlos M. Alvarado, Robert L. R. Munden and Douglas C. Shepard or any of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Harte Hanks Notice of Annual Meeting of Stockholders and Proxy Statement. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY STOCKHOLDER SIGNING THIS PROXY WITHOUT MARKING ITEM 1 OR ITEM 2 WILL BE DEEMED TO HAVE GIVEN THE DESIGNATED PROXIES COMPLETE DISCRETION IN VOTING HIS, HER OR ITS SHARES “FOR” EACH NOMINEE UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2. IF ANY SUCH ITEM IS MARKED, A STOCKHOLDER’S SHARES WILL BE VOTED ON SUCH ITEM IN ACCORDANCE WITH HIS, HER OR ITS INSTRUCTIONS. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AS DESCRIBED IN THE PROXY STATEMENT. (Continued and to be voted on reverse side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 12, 2016. The Proxy Statement and our 2015 Annual Report are available at: http://www.viewproxy.com/hartehanks/2016

PLEASE MARK YOUR VOTE IN BLUE Annual Meeting Proxy Card A. Proposals – Our Board has recommended FOR all nominees and proposal 2. 1. To elect two Class II directors OR BLACK INK AS SHOWN HERE FORAGAINST ABSTAIN 2. To ratify the appointment of Deloitte & Touche LLP as Harte Hanks’ independent registered public accounting firm for fiscal year 2016. In their discretion, the management proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. FOR AGAINST ABSTAIN 01 – Stephen E. Carley 02 – William F. Farley 3. I plan to attend the meeting C. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date: / / Signature 1 B. Non-Voting Items Change of Address – Please print new address below. Signature 2 CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.